UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) —————————————————————————————— (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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68 South Service Road, Suite 230
Melville, New York 11747
November 7, 2013

To Our Stockholders:

On behalf of the Board of Directors (the “Board”) and management, I cordially invite you to attend the Fiscal 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp. (“Comtech” or the “Company”). The Annual Meeting will be held at 10 a.m. on December 10, 2013 at our corporate headquarters located at 68 South Service Road, Melville, New York, 11747. The Notice of Fiscal 2013 Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

Your Board recommends that you promptly vote “FOR” Proposals 1, 2, and 3 on the enclosed proxy card. It is important that your shares are voted at the Annual Meeting. Whether or not you are able to attend in person, the prompt execution and return of the enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the Internet or by telephone will assure that your shares are represented at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Fiscal 2013
Annual Meeting of Stockholders to be Held on December 10, 2013.

Our Proxy Statement and Fiscal 2013 Annual Report are available at:
www.proxyvote.com

On behalf of everyone at Comtech, we thank you for your ongoing interest and investment in our Company. We are committed to acting in your best interests.

Sincerely,

Fred Kornberg
Chairman, Chief Executive Officer and President

Your vote is extremely important. If you have any questions or require any assistance voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

68 South Service Road, Suite 230
Melville, New York 11747

NOTICE OF FISCAL 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………………	10 a.m., Eastern Time, on December 10, 2013
PLACE……………………………..	Comtech Telecommunications Corp. 68 South Service Road (Lower Level Auditorium) Melville, New York 11747
ITEMS OF BUSINESS…………………………
1) To elect Fred Kornberg and Edwin Kantor to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its fiscal year ending July 31, 2016.

2) To conduct an advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement.

3) To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending July 31, 2014.

4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board unanimously recommends that the stockholders vote “FOR” approval of Proposal Nos. 1, 2, and 3, to be presented to stockholders at the Fiscal 2013 Annual Meeting of Stockholders using the enclosed proxy card.

RECORD DATE…………………...	In order to vote, you must have been a stockholder at the close of business on October 15, 2013.
ATTENDANCE AT THE MEETING………………………....
Only stockholders of the Company and its invited guests may attend the Annual Meeting. Proof of ownership of Comtech Common Stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement or other proof of ownership as of the close of business on October 15, 2013 to be admitted to the Annual Meeting. Please note that a street-name stockholder who wishes to vote in person at the Annual Meeting will need to provide a legal proxy from its bank, broker or other holder of record.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

PROXY VOTING………………….
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold in order that we have a quorum, whether or not you plan to be present at the Annual Meeting in person. Please complete, sign, date and mail the enclosed proxy card in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors,
Patrick O’Gara Secretary November 7, 2013

FISCAL 2013 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of Fred Kornberg and Edwin Kantor to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its 2016 fiscal year;

•	An advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on October 15, 2013, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other holder of record.

What are the voting rights of stockholders?

Each share of our Common Stock is entitled to one vote. There is no cumulative voting.

When are the proxy materials first being sent or given to stockholders?

The Notice of the Annual Meeting, Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about November 7, 2013.

How do stockholders vote?

Stockholders may vote at the Annual Meeting in person or by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by doing one of the following:

● Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided.

● Vote by Telephone: You can also vote your shares by calling the number (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions. If you are a beneficial owner, or you hold your shares in “street name” as described below, please follow the instructions provided by your bank, broker or other holder of record with respect to voting by telephone.

● Vote via the Internet: You can vote your shares via the Internet by going to the website address for Internet voting indicated on your proxy card and following the steps outlined on the secure website. If you are a beneficial owner, or you hold your shares in “street name,” please follow the instructions provided by your bank, broker or other holder of record with respect to voting via the Internet.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us will be voted at the Annual Meeting in accordance with the instructions given by you on the proxy card that you return or by telephone or Internet.

If you sign and return your proxy card, but do not give voting instructions, your shares will be voted by the persons named as proxies on your proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies. The proxies named on the proxy card are Fred Kornberg, Chairman, Chief Executive Officer (“CEO”) and President of Comtech and Michael D. Porcelain, Senior Vice President and Chief Financial Officer (“CFO”) of Comtech.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on other matters. At the Annual Meeting, only the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014 (Proposal No. 3) is a matter considered routine under applicable rules. Accordingly, brokers and nominees will not have discretionary authority to vote on the following matters at the Fiscal 2013 Annual Meeting of Stockholders:

•	The election of members to our Board of Directors; and

•	The advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement.

If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the proxies will vote your shares on the matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion. In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis.

At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Annual Meeting.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Comtech a notice of revocation, by submitting a duly executed later-dated proxy by mail, telephone or via the Internet, or by attending the Annual Meeting and voting in person by ballot. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What should I do if I receive more than one proxy card?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. Please execute and return each proxy card you receive. If you choose to vote by telephone or by Internet, please vote using each proxy you receive. Only your latest dated proxy for each account will be voted.

How many shares are outstanding and what constitutes a quorum?

At the close of business on October 15, 2013, the record date for the Annual Meeting, 16,472,095 shares of Common Stock were outstanding. Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, “abstentions” and broker non-votes count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Two Directors. The two director nominees will be elected by a plurality of the votes cast. That means that the nominees receiving the greatest number of “FOR” votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the Annual Meeting.

Approval (on an advisory basis) of the Compensation of the Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the shares voted in person or by proxy.

Ratification of Selection of Accounting Firm. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2014 will require the affirmative vote of a majority of the shares voted in person or by proxy.

Other Matters. Approval of any other matter that comes before the Fiscal 2013 Annual Meeting of Stockholders generally will require the affirmative vote of a majority of the shares voted in person or by proxy although a different number of affirmative votes may be required, depending on the nature of such matter.

How do withheld votes, abstentions and broker non-votes affect the outcome of a vote?

Withheld votes and broker non-votes with respect to a nominee for election as director will not affect the outcome of the vote.

Abstentions and broker non-votes with respect to any matter for which the vote required is a majority of the votes cast (i.e., the advisory vote on executive compensation, and the ratification of KPMG LLP), will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast under our By-Laws or under the laws of the State of Delaware (our state of incorporation).

What does our Board of Directors’ recommend?

The Board of Directors unanimously recommends that you vote by proxy as follows:

•	Proposal No. 1 - FOR the election of the two nominees proposed by the Company for election as directors;

•	Proposal No. 2 - FOR the proposal to approve (on an advisory basis) the compensation of Named Executive Officers as disclosed in this Proxy Statement; and

•	Proposal No. 3 - FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2014.

Other Information

We have enclosed our Annual Report for fiscal 2013 together with this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

Our Internet website is www.comtechtel.com and we make available on our website our filings with the Securities and Exchange Commission ("SEC"), including annual reports, quarterly reports, current reports and any amendments to those filings. We also use our website to disseminate other material information to our investors (on the Home Page and in the “Investor Relations” section). Among other things, we post on our website our press releases and information about our public conference calls (including the scheduled dates, times and the methods by which investors and others can listen to those calls), and we make available for replay webcasts of those calls and other presentations.

In October 2013, we began using the Internet to communicate with investors, including information about our stockholder meetings. Information and updates about our Fiscal 2013 Annual Meeting has been and will continue to be posted on our website at www.comtechtel.com in the "Investor Relations" section. The reference to our website address does not constitute incorporation by reference of any other information contained therein into this Proxy Statement.

The Fiscal 2013 Annual Meeting of Stockholders may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

This table provides the number of shares owned by principal stockholders who the Company believes beneficially own more than five percent of our outstanding Common Stock, as of the date stated in the below footnotes.

The information in this table is based upon the latest filings by each principal stockholder of either a Schedule 13D, Schedule 13G or Form 13F as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on November 1, 2013.

Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

TABLE OF PRINCIPAL STOCKHOLDERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors, Inc. (1) 6300 Bee Cave Road, Building 1 Austin, TX 78746-5833	1,581,762	9.7%
BlackRock Fund Advisors (2) 400 Howard Street San Francisco, CA 94105-2618	1,359,546	8.3%
WEDGE Capital Management LLP (3) 301 South College Street, Suite 2920 Charlotte, NC 28202-6046	1,256,007	7.7%
LSV Asset Management (4) 155 North Wacker Drive, Suite 4600 Chicago, IL 60606-1734	1,030,786	6.3%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355-2331	1,008,835	6.2%

(1)	The information is based on a Form 13F filed by Dimensional Fund Advisors, Inc. with the SEC, reporting beneficial ownership as of June 30, 2013.

(2)	The information is based on a Form 13F filed by BlackRock Fund Advisors with the SEC, reporting beneficial ownership as of June 30, 2013.

(3)	The information is based on a Form 13F filed by WEDGE Capital Management LLP with the SEC, reporting beneficial ownership as of June 30, 2013.

(4)	The information is based on a Form 13F filed by LSV Asset Management with the SEC, reporting beneficial ownership as of June 30, 2013.

(5)	The information is based on a Form 13F filed by The Vanguard Group, Inc. with the SEC, reporting beneficial ownership as of June 30, 2013.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of our Common Stock of each of our current directors, Chief Executive Officer, Chief Financial Officer, and the three other highest paid executive officers (collectively, the “Named Executive Officers” or “NEOs”) and all directors and executive officers as a group, as of November 1, 2013.

Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

TABLE OF SHARES BENEFICIALLY OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS

Name	(1) Shares Beneficially Owned on November 1, 2013	Percent of Class
Non-employee Directors (listed alphabetically):
Richard L. Goldberg	46,292	*
Edwin Kantor	49,618	*
Ira S. Kaplan	38,792	*
Robert G. Paul	38,900	*
Stanton Sloane	5,188	*

Named Executive Officers (listed alphabetically):
Richard L. Burt	182,673	1.1%
Fred Kornberg	675,445	4.1%
Robert L. McCollum	143,388	*
Michael D. Porcelain	176,389	1.1%
Robert G. Rouse	35,048	*
All directors and all current executive officers as a group (11 persons)	1,438,994	8.4%

_____________________
* Less than one percent

(1)
Includes: (i) 1,608 stock units held by Mr. Paul, (ii) 792 restricted stock units held by each of Messrs. Goldberg, Kantor, Kaplan and Paul, (iii) 2,487 performance shares held by Mr. Kornberg, (iv) 5,072 share units held by Mr. Porcelain, and (v) the following shares of our Common Stock underlying stock options with respect to which such persons have the right to acquire beneficial ownership within 60 days from November 1, 2013: Mr. Goldberg 40,000 shares; Mr. Kantor 35,000 shares; Mr. Kaplan 35,000 shares; Mr. Paul 35,000 shares; Mr. Sloane 5,188 shares; Mr. Burt 79,119 shares, Mr. Kornberg 280,000 shares; Mr. McCollum 84,350 shares, Mr. Porcelain 126,473 shares; Mr. Rouse 31,500 shares; and all directors and executive officers as a group 785,130 shares. We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board’s Oversight Role

Our Board of Directors oversees the management of our business, in accordance with Delaware General Corporation Law and our Certificate of Incorporation and By-Laws. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of our Board of Directors and its committees. The Board and its committees also confer, as needed, with independent financial, executive compensation and other advisors. In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of any member of management, including our CEO.

Independent Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, the foundation of which is our Board’s policy that a substantial majority of our directors should be independent. We have only one director who is an employee of the Company (our Chairman of the Board, Mr. Fred Kornberg, who is also our CEO).

Our Board of Directors has determined that all five of our other directors have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that all of these directors also meet the applicable definition of an “independent director” under the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”).

Our Governance Policies and Guidelines

Our Board of Directors has adopted Corporate Governance Policies and Guidelines. These policies and guidelines, in conjunction with the Company’s Certificate of Incorporation and By-Laws, and the charters of the committees of the Board of Directors, form the framework for the governance of the Company.

The following is a summary of the key components of our Corporate Governance Policies and Guidelines (which can be found at our web site at http://www.comtechtel.com/directors.cfm):

•	Directors should have high professional and personal ethics and values, and should have experience in areas of particular significance to the long-term creation of stockholder value.

•	Directors must have sufficient time to carry out their duties and limit their service to no more than three other public company boards.

•
Each member of our Board of Directors must at all times exhibit high standards of integrity and ethical behavior and adhere to our Standards of Business Conduct. We require directors as well as employees to certify in writing on an annual basis that they have read and will abide by such standards. In addition, Directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.

•	Unless requested by the Board of Directors to remain, an employee director is expected to resign from the Board of Directors at the time employment terminates.

•	The Board of Directors shall hold executive sessions of independent directors as necessary, but at least once a year.

•
The Board of Directors shall regularly consider succession plans addressing the potential resignation or unavailability of our CEO, and shall regularly consider and discuss with our CEO his plans addressing the potential resignation or unavailability of the executive officers reporting to our CEO. These plans are discussed by the Board of Directors at least annually.

•
Directors are encouraged to talk directly to any member of management regarding any questions or concerns the directors may have. Members of senior management, as appropriate, are invited to attend Board of Director meetings.

•
The Board of Directors and each committee of the Board have the authority, at our expense, to retain and discharge independent advisors as the Board of Directors and any such committee deems necessary, including the sole authority to approve the advisors’ fees.

•	The Board of Directors and each committee shall conduct a self-evaluation annually. The Nominating and Governance Committee shall oversee each such annual self-evaluation.

•
Non-employee directors are required to hold an equity ownership interest in Company stock with a market value of at least six times their respective annual cash retainer. Our CEO is required to hold an equity ownership interest in Company stock with a market value of at least six times his annual base salary. All other executive officers are required to hold an equity ownership interest of at least 20,000 shares or shares with a market value of at least two times their respective annual base salary, whichever is less. Until applicable equity ownership interest guidelines are met, non-employee directors and executive officers (including our CEO) are required to hold any shares received from the exercise of stock options or the delivery of shares pursuant to a restricted stock-based award or similar awards issued in fiscal 2011 or later, less the number of shares used for the payment of any related exercise price and applicable taxes.

•
The Nominating and Governance Committee of the Board of Directors shall maintain guidelines for the review, approval or ratification and disclosure of “related person transactions” as defined by SEC rules.

•	The Chairperson of the Nominating and Governance Committee (and if different, our Lead Independent Director) shall receive copies of stockholder communications directed to non-management directors.

Executive Sessions of the Independent Directors

Executive sessions of the independent directors occur without the presence of the Chairman and CEO. Given the combined role of our Chairman and CEO, the Board believes that executive sessions of the Board of Directors and the existence of a Lead Independent Director play important roles in the governance structure of Comtech.

In fiscal 2013, the independent directors held seven executive sessions. These sessions included discussion on a wide range of strategic matters.

Board Leadership Structure

The Chairman of the Board is Fred Kornberg, who also serves as our CEO. As CEO, Mr. Kornberg is responsible for general oversight of our businesses and the various executive management teams that are responsible for our day-to-day operations, and he is accountable directly to the full Board of Directors. As Chairman, Mr. Kornberg’s in-depth knowledge of our Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board and see to it that key issues and recommendations are brought to the attention of the Board. Our Board believes that, in light of our three complementary business segments, this streamlined leadership structure is currently appropriate for our Company as it enhances the ability of our business segments to operate flexibly to maximize responsiveness to our customers. Having the CEO serve as the Chairman also helps to ensure that the CEO understands and can effectuate the recommendations and decisions of the Board.

Edwin Kantor serves as our Lead Independent Director. As Lead Independent Director, Mr. Kantor presides at meetings of the Board in the absence, or upon the request, of the Chairman; presides at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors (and communicating with our CEO, as appropriate, concerning matters arising from such executive sessions); approves Board meeting dates and agendas, as well as certain information packages provided to directors, and in consultation with the Chairman, recommends matters for the Board to consider; serves as a liaison between independent directors and the CEO and other members of senior management; and evaluates, along with the members of the Executive Compensation Committee of the Board, the performance of the Company’s CEO.

Five of our six directors are “independent” as defined by applicable NASDAQ listing standards and we believe our overall Board leadership structure allows the Board to appropriately perform its oversight functions. The five directors determined to be independent are Messrs. Goldberg, Kantor, Kaplan, Paul and Sloane.

The Board of Directors’ Role in Risk Management, Environmental Compliance and Workplace Safety

In connection with its oversight responsibilities, the Board of Directors has established certain committees, including the Audit Committee, Nominating and Governance Committee and Executive Compensation Committee, which periodically assess the various significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks. Any such risk oversight that is not specifically assigned to a Committee comes within the purview of the Audit Committee. The Board (and its various Committees) administers its risk oversight responsibilities through our CEO and our CFO who, together with our other NEOs and other management of the Company’s operating subsidiaries, review and assess the operations of the businesses as well as management's identification, assessment and mitigation of the material risks affecting our operations. The Board (and its various Committees) also periodically engage outside advisors who help assess risk.

Given social trends and global initiatives to both monitor and reduce a company’s impact on the environment and to ensure workplace safety, our Board of Directors is fully committed to a policy of compliance with all such applicable rules and regulations. To that end, our Board will periodically assess the need for the establishment of other Board level committees. We have a successful track record of maintaining compliance with the various global environmental standards and initiatives that are applicable to our business segments.

Committees of the Board of Directors

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other things, identifying and evaluating candidates for election as members of our Board of Directors and reviewing matters concerning corporate governance policy, including responding to any stockholder concerns about corporate governance, Board of Directors and committee self-evaluations, and any related-party transactions.

In seeking and evaluating prospective members of our Board of Directors, our Nominating and Governance Committee considers the nature and scope of our business activities, and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that our Nominating and Governance Committee particularly believes should be represented on our Board of Directors include operational, accounting and finance, and technology experience related to our business.

The Nominating and Governance Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the required skills, background and experience of a new nominee, taking into account prevailing business conditions, and will source relevant candidates and present candidates to the Board of Directors. In connection with the identification of possible new directors, the Nominating and Governance Committee considers the diversity of an individual’s professional experience, education, skill and other qualities and attributes as compared to the current Board members.

In evaluating director candidates, the Nominating and Governance Committee generally considers the following factors:

•	our needs with respect to the particular competencies and experience of our directors;

•
the knowledge, skills and background of candidates, in light of prevailing business conditions and the knowledge, skills, background and experience already possessed by other members of our Board of Directors;

•	familiarity with our business and businesses similar or analogous to ours; and

•	financial acumen and corporate governance experience.

Our Nominating and Governance Committee also believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to our Board of Directors, all members of our Nominating and Governance Committee will participate in interviews with the candidate and our Nominating and Governance Committee will seek to arrange meetings between the candidate and other members of our Board of Directors. Candidates are typically identified by our Board of Directors, including with the assistance of a global search firm experienced in director candidate searches. Our Nominating and Governance Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Nominating and Governance Committee should do so in writing addressed to the Nominating and Governance Committee Chairman at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

Our Board of Directors has determined that each member of our Nominating and Governance Committee is an “independent director,” as that term is defined in applicable NASDAQ listing standards. Our Nominating and Governance Committee’s Charter and our Corporate Governance Policy and Guidelines are available on our website at www.comtechtel.com, under the link for “Board of Directors” in the “Investor Relations” section.

During fiscal 2013, our Nominating and Governance Committee held ten meetings.

Audit Committee
Our Audit Committee functions include engaging our independent registered public accounting firm, directing investigations into accounting, finance and internal control matters, reviewing the plan and results of audits with our independent registered public accounting firm, overseeing our internal audit function, reviewing our internal accounting controls and approving services to be performed by our independent registered public accounting firm and related fees.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ Marketplace Rules and meet the independence criteria set forth in the rules of the SEC. Our Board of Directors has determined that each of Messrs. Paul and Sloane qualifies as “audit committee financial experts,” as defined by SEC rules, based on their education, background and experience.

Our Audit Committee’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section.

During fiscal 2013, our Audit Committee held seven meetings.

Executive Compensation Committee
Our Executive Compensation Committee (referred to throughout this proxy by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers. Our ECC also constitutes our Stock Option Committee which administers our stock incentive plan. Our ECC determines the terms of performance-based awards for our executive officers, and negotiates the terms of any employment-related agreements with our executive officers. In addition, our ECC monitors the aggregate share usage under our stock incentive programs and potential dilution of the equity-based programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

From time to time, Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by our ECC to advise and assist it with respect to certain executive compensation matters. Our ECC has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall. Steven Hall provides no other services to Comtech, other than those relating to executive and director compensation. The ECC has determined that Steven Hall has no conflict of interest and is independent in its role as compensation consultant to the ECC.

Our ECC often requests our CEO and CFO to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the ECC or the Board of Directors. At these meetings and at other times, these executives provide insight, suggestions and recommendations, as requested by the ECC, regarding executive compensation matters. Our ECC also meets with our CEO to discuss his own compensation package, and his recommendations for other executives, but ultimately decisions regarding compensation for our CEO and other executive officers are made by our ECC.

Only ECC members are allowed to vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of our ECC meetings, when members of management are not present. Our CEO, CFO, and other members of our management team may work with Steven Hall to provide it information and develop proposals, and to ensure the accuracy of presentations to the ECC.

Our Board of Directors has determined that each member of our ECC is an “independent director,” as that term is defined in applicable NASDAQ listing standards. Our ECC’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section.

Our ECC held ten meetings during the past fiscal year.

Executive Committee
Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval. In practice, our Executive Committee has been tasked, when necessary, with finalizing the logistics and administrative tasks associated with decisions that have been vetted by the full Board of Directors. During fiscal 2013, it was not necessary that the Executive Committee hold any meetings.

Board of Directors Meetings

Our Board of Directors held nine meetings during fiscal 2013, including regularly scheduled and special meetings.

During fiscal 2013, all of our incumbent directors attended 100% of the meetings held by the Board of Directors, and all committees on which they served.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our Lead Independent Director or any other individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

Annual Meeting Attendance

Our Board of Directors has adopted a policy which encourages directors, if practicable and time permitting, to attend our annual meetings of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All incumbent directors, who were serving as directors at the time, attended our Fiscal 2012 Annual Meeting of Stockholders in person.

CODE OF ETHICS

We have adopted a written Standards of Business Conduct that applies to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer, controller and to all of our other employees. These standards are a guide to help ensure compliance with our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.”

We intend to post on our website, as required, any amendment to, or waiver from, any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Committee (“ECC”) determines the compensation of all of our executive officers. This discussion and analysis focuses on our Named Executive Officers (“NEOs”) and should be read in conjunction with the “Summary Compensation Table” and other compensation tables in this Proxy Statement.

Overview

Our executive compensation program is designed to produce long-term business success and is based on a pay-for-performance philosophy. Despite the fact that our NEOs have led the Company in achieving cumulative total stockholder returns of 152.0% for the past ten years (the period from July 31, 2003 to July 31, 2013), during the past few fiscal years, the ECC has made important modifications and enhancements to our executive compensation program which included: (i) the requirement that our CEO must meet certain minimum thresholds for financial performance before receiving an annual non-equity incentive payout, (ii) the adoption of an annual GAAP diluted EPS performance metric for our CEO and other NEOs with company-wide responsibilities, (iii) the adoption of mandatory equity ownership interest guidelines for both NEOs and non-employee directors, (iv) the issuance of restricted stock units as part of annual equity awards for our NEOs (as opposed to solely awarding stock options), and (v) changes to our CEO’s employment contract which eliminated a so-called tax “gross-up” payment if change-in-control payments to our CEO were to trigger an excess golden parachute excise tax.

The ECC made these changes based on stockholder feedback and its belief that our executive compensation program should reflect the fact that our NEOs have had to navigate our Company through unique challenges, primarily the adverse impact resulting from the July 2010 decision by the U.S. Army to award the Blue-Force Tracking-2 (“BFT-2”) contract to a competitor that bid 50% lower than we bid. The loss of the BFT-2 contract resulted in a 31.9% one-day drop in our stock price, and is the primary reason our cumulative total stockholder return for the five years ended July 31, 2013 was -38.2%. At the time of announcement, the loss of the BFT-2 contract was expected to result in significant reductions to our financial results for several years. In fact, Comtech’s revenues and operating income fell from $778.2 million and $104.0 million, respectively, in fiscal 2010 to $319.8 million and $34.5 million, respectively, in fiscal 2013. The ECC believed that its recent modifications and enhancements to the executive compensation program would further align our NEOs with our stockholders and incentivize them to further increase long-term stockholder returns. The ECC believes these changes were successful and for the past three years ended July 31, 2013, we generated a three-year cumulative total stockholder return of approximately 40.7%.

Despite the difficult business environment that was expected to exist in fiscal 2013, the ECC established non-equity incentive plan performance goals at the beginning of fiscal 2013 at levels deemed challenging and to some extent constituting “stretch” goals at target. The ECC also decided to grant fiscal 2013 long-term equity incentive awards with grant-date values to our CEO and other executive officers with company-wide responsibilities that were the lowest in several years. Ultimately, in determining the final amount of fiscal 2013 total compensation to award our NEOs, the ECC evaluated our financial results and the performance of our stock and considered, among other items, the following:

•	GAAP pre-tax profit decreased to $27.5 million in fiscal 2013 from $44.0 million in fiscal 2012, which represents a 37.5% decline;

•	Adjusted EBITDA (non-GAAP) was $52.2 million for fiscal 2013, down from $76.2 million in fiscal 2012, which represents a 31.5% decline;

•	GAAP EPS, on a diluted basis, was $0.97 in fiscal 2013, down from $1.42 in fiscal 2012, which represents a 31.7% decline; and

•	Between July 31, 2012 and July 31, 2013 (our fiscal 2013), we generated a one-year total stockholder return of approximately 3.5%.

Based on the ECC’s overall evaluation, fiscal 2013 non-equity incentive awards paid to our CEO and other executive officers with company-wide responsibilities were at the lowest levels in several years, and fiscal 2013 payouts to all of our NEOs were well below targeted levels. In summary, our CEO’s total compensation was down 31.6% in fiscal 2013 as compared to fiscal 2012, and our other NEOs’ cumulative total compensation was down 22.6% in fiscal 2013 as compared to fiscal 2012.

Although fiscal 2013 was a difficult year, the year ended on a positive note. Fourth quarter bookings were the strongest of the year, contributing to solid fiscal 2013 ending backlog of $189.7 million as compared to $153.9 million at the end of fiscal 2012. Looking forward, in October 2013, we announced to our stockholders that fiscal 2014 is expected to be a year of modest revenue and operating income growth as compared to fiscal 2013.

The ECC believes that our senior executives continue to steer the Company through unique challenges, and they are critical to the future success of our business. Although difficult to assess when looking solely at five-year stockholder returns, our ECC believes that our stockholders are benefiting from our NEOs’ efforts. As of July 31, 2013, our closing stock price was $27.08, and as of November 6, 2013 our closing stock price was $30.87. The ECC believes that our NEOs have successfully positioned Comtech for long-term profitable growth and can deliver strong long-term returns to stockholders, as evidenced by the following actions taken by our management team:

•
Recently secured a number of important bookings including: (i)  $51.1 million to provide over-the-horizon microwave equipment and services to our North African government end-customer; (ii) $20.8 million of funded orders to provide the U.S. Army with the second year of BFT-1 sustainment services, and (iii) funded orders aggregating $8.8 million related to a new satellite earth station product contract, with a potential value of approximately $29.0 million, to develop and produce the U.S. Navy's Advanced Time Division Multiple Access ("TDMA") Interface Processor ("ATIP") which will replace its legacy TDMA Interface Processor;

•
Reduced costs in our telecommunications transmission segment which previously manufactured products for our mobile data communications segment’s BFT-1 program. We believe our telecommunications transmission segment is well-positioned for further growth and operating margin expansion if business conditions improve;

•	Has recommended and oversaw multi-year research and development projects in areas that have excellent opportunities in growth markets;

•	Continually evaluated acquisition opportunities, but pursued them in a disciplined manner; and

•
Positioned our Company to allow our Board of Directors to authorize a significant return of capital to our stockholders through Common Stock repurchase and annual dividend programs. Since fiscal 2011 and through July 31, 2013, we repurchased 12.4 million shares for $365.9 million. Our annual dividend program was first announced in September 2010 and was increased by 10% since its initiation. Currently, our Board of Directors has authorized an annual targeted dividend of $1.10 per share (payable quarterly).

Response to 2012 Say-on-Pay Advisory Vote

Although the ECC makes compensation decisions each year, and our stockholders now provide “say-on-pay” advisory votes annually, the ECC believes that its overall compensation program should be viewed in the context of a longer time period. At our January 2013 annual meeting, 75.8% of the shares voted were in favor of our executive compensation program. Although a majority of the shares voted for our plan, the ECC considered feedback and perceptions of the program expressed by stockholders and certain leading proxy advisory services firms which included:

•	Peer companies listed in a compensation study described in our CD&A (which was performed in fiscal 2011) included companies that are much larger than Comtech;

•	The annual non-equity incentive and the maximum payout level for our CEO was historically too high;

•	Total compensation levels appeared to be high; and

•	The program has complex mechanics and an unfamiliar structure compared to other companies.

Based in part on stockholder feedback and perceptions, and the ECC’s own desire to further align our NEOs with our stockholders, beginning in January 2013, the ECC undertook a ten-month review of our executive compensation program. The ECC sought the assistance of Steven Hall & Partners (“Steven Hall”), its independent compensation consultant, to address aspects of its program that could be improved. Based on its assessment, the ECC implemented various modifications and enhancements which are summarized in the following section.

Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014

The ECC implemented additional modifications and enhancements to its program for fiscal 2014, to: (i) address its own desire to further align our executives with our stockholders and increase long-term stockholder value, (ii) address stockholder feedback and perceptions (which are discussed in the preceding section), (iii) reflect the current competitive marketplace, and (iv) meet or exceed certain perceived governance standards for executive compensation. Additional modifications and enhancements include:

•
The setting of annual targets for total direct compensation (defined, in essence, as the same elements in the "Summary Compensation Table" excluding items contained in “All Other Compensation”) for each NEO. In setting fiscal 2014 targeted total direct compensation, each NEO’s base salary was not increased from fiscal 2013, and the remainder of targeted compensation was apportioned approximately 50% each to annual non-equity incentive compensation and long-term equity incentive compensation (which was then apportioned approximately 50% each to stock options and long-term performance shares, both valued at the grant date).

•
Our CEOs targeted total annual non-equity incentive compensation for fiscal 2014 was reduced to $900,000 as compared to a calculated amount of $1,350,000 in fiscal 2013 (calculated assuming fiscal 2013 targeted metrics were 100% achieved). Also, effective fiscal 2014, our CEO can now only receive a maximum award of 150% of the target level (which would approximate $1,350,000 in fiscal 2014 as compared to $3,675,000 in fiscal 2013). Maximum award amounts in fiscal 2014 for our other NEOs were also significantly reduced.

•
Non-equity incentive award payout levels for fiscal 2014 (e.g., target, threshold and maximum levels) for all of our NEOs are now specified as dollar amounts rather than based on a percentage of applicable pre-tax profit. Similar financial performance metrics (such as GAAP diluted EPS) were utilized but now require a minimum of 70% achievement before any payout may be made. The ECC retains full negative discretion.

•
Unlike the restricted stock units issued in fiscal 2013, the long-term performance shares issued in fiscal 2014 require cumulative achievement of challenging three-year adjusted EBITDA and revenue growth goals that were weighted 50% each. These metrics are different from the performance metrics traditionally used in our annual non-equity incentive plans and the ECC believes they will further align our executives with long-term stockholder growth. In order to receive any shares, an NEO must achieve 70% or more of at least one goal. Ultimately, an NEO can receive up to 200% of the initial grant if both goals are achieved at 200% of target.

•
In determining the targeted amount of total direct compensation for each NEO (although the ECC did not adopt a formal policy of benchmarking), the ECC considered a study prepared by Steven Hall which summarized total direct compensation for executives in comparable positions at 24 peer companies in the telecommunications equipment industry. The size of the companies in this study was based on Comtech’s current revenues. In finalizing an exact targeted amount for each NEO, the ECC considered Comtech’s expected fiscal 2014 performance, the expected contribution of the NEO and their existing levels of compensation, and chose a targeted amount in a range of total direct compensation for the peer company executive in a comparable position.

•	All remaining tax gross-up provisions were eliminated from our NEOs change-in-control agreements.

In summary, the components of targeted total direct compensation for fiscal 2014 are summarized in the below table:

Components of Targeted Total Direct Compensation For Fiscal 2014
Annual Base Salary +
Annual Non-Equity
Incentive Awards
These awards may be settled in cash or share units if at least 70% of financial goals and/or certain personal goals are achieved.

Financial goals for our CEO and NEOs with company-wide responsibility are pre-tax profit, free cash flow and GAAP earnings per share (all as defined in fiscal 2013). All other NEOs’ goals were based on pre-tax profit, free cash flow and bookings. All NEOs, other than our CEO, received five specified personal goals.
	+	Long-Term Equity Incentive Compensation		= Total Direct Compensation for Fiscal 2014
		Stock Options Granted with an exercise price equal to the fair market value at date of grant.	Long-term Performance Shares These awards are payable within a range of 70% to 200% of target shares if minimum 3-year cumulative financial goals are achieved.

Objectives of Our Compensation Program for NEOs

The principal goals of our compensation program for our NEOs are to help us attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value. We intend for our executive compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.

Our key executive officer compensation objectives are to:

•	Attract and retain the key leadership talent required to successfully execute our business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal equity that reflects the relative contribution of each executive officer;

•	Strongly link the interests of executives to those of our stockholders and other key constituents;

•	Keep our executive compensation practices transparent;

•	Comply with applicable rules and regulations; and

•	Administer executive compensation in a cost-effective and tax-efficient basis.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of annual non-equity incentive awards and long-term equity incentive awards. The ECC believes that its overall compensation program has and will continue to result in long-term alignment with our stockholders.

Annual non-equity incentives are intended to motivate and reward the NEO’s efforts and contributions to our long-term success. Cash bonuses can be paid separately to reward other accomplishments (although the ECC has rarely granted cash bonuses to NEOs apart from our annual non-equity incentive plan). Stock options and other stock-based awards (such as restricted stock units and performance shares) create compensation opportunities intended to align management’s long-term interests with those of our stockholders and to promote long-term service. Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

Our ECC assesses performance of our NEOs in light of business conditions and based on the efforts and effectiveness of each individual NEO as well as their collective efforts. Our ECC also exercises its judgment as to the appropriate sharing between management and stockholders of the benefits of our business success. We also intend that the levels of compensation available to executive officers be fair internally as compared to each other and competitive in the marketplace.

Our compensation program needs to be competitive so that we can retain our executive officers who have demonstrated their leadership, commitment and overall worth to our organization. These executives may be sought by other firms or may have other interests. A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to Comtech.

Despite the apparent multi-year impact of the U.S. Army’s BFT-2 decisions, our stockholders have been rewarded with long-term performance that compares well to peer groups and relevant benchmarks. For the past ten years (the period from July 31, 2003 to July 31, 2013), our cumulative total stockholder return was 152.0%, as compared to the S&P 600 Small Cap Index, the Russell 3000 Index, the S&P 500 Index, and the S&P 500 GICS 4520 which were 182.1%, 118.5%, 108.9%, and 130.5%, respectively. Comtech’s stock performance over this period represents an average annual return of 9.7%.

As discussed throughout this “Compensation Discussion and Analysis” section, the ECC believes that, with the implementation of our strategy and including the compensation changes that it made for fiscal 2014, our NEOs’ compensation program will result in long-term positive returns for our stockholders.

Determination of Compensation Opportunities for NEOs

Overview

In general, our ECC intends that the total compensation opportunity for an executive will be competitive with market levels of compensation. From time to time, our ECC considers compensation information relating to competitive companies in order to gauge market levels of compensation for executive talent.

In making decisions regarding our executive officer compensation, ECC members also draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry, and which has been derived from publicly available information such as other public company SEC filings and published reports on executive compensation and from the preparation of and participation in benchmark studies. The ECC also has the ability to engage independent advisors.

The ECC sets pay opportunities for specific individuals based on the skills, experience and long-term performance of the individual and assessments with respect to the individual’s ability to add value to our Company. Our ECC has utilized a “pay-for-performance” policy in developing and allocating compensation elements between long-term and short-term, and allocating between cash and non-cash compensation, which has resulted in significant growth and stockholder value creation when viewed over a number of years.

This pay-for-performance approach has resulted in annual compensation opportunities that have been generally more heavily weighted towards elements that consist of incentive-based compensation opportunities rather than fixed compensation opportunities. Over time, our pre-tax profit and total compensation (including both annual and long-term incentive awards) are expected to trend together, although in any given year there may be some variability.

For the past several years, the ECC engaged Steven Hall, an independent compensation consulting firm, to:

•	Prepare comprehensive surveys of compensation at a large group of peer companies, with analysis of the positioning of our NEOs’ (including our CEO’s) compensation;

•	Provide analysis of our compensation program under the guidelines used by many of our institutional stockholders;

•	Assist the ECC in its comprehensive review and redesign of our compensation program for fiscal 2014;

•	Assist the ECC in revising change-in-control agreements which included the elimination of tax gross-ups for all of our NEOs;

•	Assist the ECC in the preparation and review of disclosures relating to compensation matters; and

•	Provide additional assistance in our administration of compensation programs.

Although the ECC did not and has not adopted a formal policy of benchmarking, it has considered independent comprehensive compensation studies and related analyses prepared by Steven Hall (see section entitled “Fiscal 2013 Independent Reviews of Executive Compensation”) in establishing the elements and actual amounts of our NEOs’ compensation packages which are discussed in the next section.

Elements of Fiscal 2013 Compensation Packages

The following elements comprise the cash compensation opportunities for NEOs:

Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions in the marketplace. Our ECC reviews base salaries each year and, as appropriate, makes upward adjustments based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our Company’s operations for which the executive is responsible. The ECC also considers the budgeted level of merit increases for all employees generally in determining salary adjustments for executive officers. The ECC reviews public information regarding competitive levels of salary in our industry, but has not established a policy of targeting a particular benchmarked level. Its determinations regarding salary reflect a degree of subjectivity and business judgment on the part of our ECC as to the performance and competitiveness of salary levels for each of our NEO’s positions.

Bonuses – Our ECC has the ability to award cash bonuses to our NEOs which are intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective or non-specific financial and performance goals. Bonuses (as defined by SEC rules and regulations) include one-time awards such as sign-on bonuses to a newly hired NEO and cash bonuses to an NEO for extraordinary performance. Our ECC does not routinely award annual cash bonuses to NEOs.

Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate our NEOs to achieve annual operating objectives and goals that are designed to enhance long-term stockholder value. Our annual non-equity incentive plan, which is established by the ECC during the early part of any given fiscal year, is intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code. Our non-equity incentive plan awards are subject to the terms and conditions of our 2000 Stock Incentive Plan, which was approved by our stockholders, and may be settled in cash or restricted share units. In certain cases, our NEOs may receive a pro-rata portion of their annual non-equity incentive plan award in a given fiscal year, including in situations such as death and disability. At the option of the ECC, settlements of non-equity incentive plan awards may occur through the issuance of share units and, in certain situations, may require the execution of an acknowledgement and release in favor of the Company.

In simple terms, our non-equity incentive plan (in effect for fiscal 2013 and prior years) provides our NEOs an annual opportunity to potentially earn compensation based on a maximum amount payable, determined based on a level of “pre-tax profit” (as defined below) but with the achievement of minimum thresholds up to maximum levels for financial performance goals such as GAAP diluted EPS, pre-tax profits, bookings of new orders and cash flow generation also considered by the ECC in determining the final award payout. The ECC also establishes specific personal goals for all NEOs, other than our CEO, which are considered in determining the final award payout. If applicable pre-tax profits are not positive in any given fiscal year, an individual NEO cannot receive any non-equity incentive payment. If minimum financial performance goals (e.g., achieving a specific GAAP diluted EPS target) are not achieved, the NEO may not receive a non-equity incentive payout tied to that specific financial performance goal. In all cases, awards potentially payable under our non-equity incentive plan are subject to the full negative discretion of the ECC (except for $265,000 which, based on fiscal 2013 results, was paid to our CEO pursuant to his amended and restated employment agreement). After calculating a potential maximum non-equity incentive plan award for any given fiscal year, the ECC performs a subjective evaluation of performance for each NEO (including our CEO) and can ultimately utilize its business judgment to reduce the maximum award potentially payable by any amount, including to zero.

Our non-equity incentive goals established at the beginning of fiscal 2013 for our CEO were based on the level of company-wide pre-tax profit and an assessment of pre-specified financial goals with minimum thresholds that were weighted one-third for pre-tax profit, one-third for GAAP diluted EPS, and one-third for free cash flow. Our non-equity incentive plan goals established at the beginning of fiscal 2013 for our CFO and our Senior Vice President, Strategy and M&A, were based on these same measures, each weighted 25%; these NEOs were also given pre-specified personal goals, the achievement of which together were weighted 25%. Our non-equity incentive plan financial goals established at the beginning of fiscal 2013 for our two NEOs who are subsidiary presidents were based on the level of applicable pre-tax profit for their respective business units, with additional pre-specified goals relating to pre-tax profits, bookings of new orders and free cash flow achieved, and certain personal goals. Each of the financial performance goals was weighted 25% and the personal goals together were weighted 25%.

For each NEO, the additional financial and personal goals, established at the beginning of fiscal 2013, served as guidance to the ECC in its exercise of discretion at year end. The ECC believes these measures and goals are appropriate because their achievement should create long-term stockholder value and are aligned with our stockholders’ interest, a relationship borne out throughout Comtech’s history.

The definition of pre-tax profit utilized for the establishment of the non-equity incentive plan is similar to pre-tax income determined under U.S. GAAP. However, we do make certain adjustments and historically, our pre-tax profit measure was calculated and defined to eliminate certain effects including: (i) stock-based compensation expense recorded pursuant to FASB ASC Topic 718, (ii) the amortization of newly acquired intangibles with finite lives relating to the acquisition of a trade or business combination, (iii) any adjustments required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities accounted for pursuant to FASB ASC Topic 420, (v) expenses associated with the termination of employees under FASB ASC Topic 420, (vi) impairment loss on goodwill or long-lived assets, (vii) expenses (e.g., investment banking or due-diligence fees) incurred in connection with a potential or actual business combination, (viii) expenses related to potential or actual change-in-control matters, and (ix) any extraordinary item. In the case of our CEO, pre-tax profit also eliminates the expense of the annual non-equity incentive award potentially payable to our CEO.

The ECC utilized the aforementioned pre-tax profit definition in fiscal 2013. Because pre-tax profit includes all expenses incurred in generating net sales, the ECC believes that the pre-tax profit measure is an appropriately broad financial measure that does not create distorted incentives that might impel undue risk taking. In addition, because our NEOs also receive other financial goals such as GAAP diluted EPS, bookings of new orders, or free cash flow that can affect the final award payout, our ECC believes that our non-equity incentive awards will appropriately align with the creation of long-term stockholder value. In establishing the maximum amounts potentially payable expressed as a percentage of pre-tax profits, the ECC considers prior fiscal years’ achievements, known opportunities and business planning for each fiscal year. Significant input is received from our CEO. At the same time the maximum amount potentially payable is determined, the ECC establishes the specific financial and personal performance goals that it assigns to each NEO that it intends to utilize, in part, to conduct a year-end evaluation of the individual performance of each NEO. In addition to evaluating our CEO based on pre-established financial goals, our CEO’s performance is also evaluated on a broad basis by our ECC. Any applicable financial and personal performance goals are summarized on an annual “Goal Sheet” that is acknowledged by each individual NEO, including our CEO.

The ECC established fiscal 2013 non-equity incentive financial and personal goals at the beginning of fiscal 2013 at levels deemed challenging, with a reasonable likelihood of being achieved, but nevertheless to some extent constituting “stretch” goals at target. In establishing these goals, among other items, the ECC considered our 2013 business plan, our acquisition strategy and existing share repurchase program. Actual consolidated performance targets and goals for any fiscal year are disclosed after the fiscal year has ended and actual consolidated results have been disclosed. In the past few years, personal performance goals have included objectives related to new product development, new customer wins and the improvement of accounting and financial related controls including those relating to export compliance regulations, and other goals that promote the business success of Comtech. Many of the personal goals represent important steps in the management of our business for its long-term success, which reduces the risk that our annual non-equity incentive program could provide an incentive to favor short-term results over long-term performance.

Our non-equity incentive award payouts for all of our NEOs (including our CEO) are subject to a recoupment policy (often referred to as a “clawback” policy) which would require forfeiture of a specified portion of the annual incentive award under certain circumstances, including if the NEO were to engage in certain activities that would be grounds for termination for cause (including misconduct that would cause us to issue a restatement of our financial statements), or if the employee were to engage in competition with us or other specified activities detrimental to us. A specified portion of non-equity incentive payouts also is forfeited if, during the 12 months after payment to the NEO, he voluntarily terminates employment.

In no instance can an individual non-equity incentive award exceed a predetermined maximum dollar limitation that is based on a percentage of salary. As discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” the ECC significantly lowered the maximum award opportunities for annual non-equity incentive awards for fiscal 2014, and awards will no longer be specified as a percentage of pre-tax profits; rather, they will be set at targeted dollar amounts.

Description of the Mechanical Calculation of Our Fiscal 2013 Non-equity Incentive Plan Awards

Assuming applicable pre-tax profits are positive, the annual process for determining the actual amount of any non-equity incentive award potentially payable to each NEO, as in effect in fiscal 2013, is described below:

•
A maximum dollar amount potentially payable is first calculated for each NEO. This amount is calculated by simply multiplying the applicable pre-tax profit actually achieved by the applicable maximum pre-tax profit percentage that was established by the ECC at the beginning of the year. This maximum dollar amount is further subject to a dollar limit based on a percentage of salary.

•
The ECC then performs an evaluation of each individual NEO’s performance using their Goal Sheet, strictly as formulaic guidance, to calculate a potential non-equity incentive award. For NEOs other than the CEO, each targeted financial performance goal is assigned a weight so that the sum represents 75%. Then, the percentage factor for each financial performance goal is decreased or increased proportionally as a function of the actual achievement of each financial goal in relation to the financial performance goal target, from a minimum of 70% up to a maximum of 150%.

•
Achievement of less than 70% of any financial performance goal would result in no credit for that goal under the guidance. Each of the five personal performance goals is assigned a 5% weight, so that the sum represents 25%. The weight assigned to individual personal goals is not adjusted for actual achievement. The maximum aggregate percentage that an NEO could earn is equal to 137.5% which was utilized to determine the maximum pre-tax profit rate that was approved by the ECC early in the fiscal year. The weighted percentage of targeted financial and personal performance goals actually achieved is then divided by 137.5% to arrive at the percentage of the applicable maximum potential payout if the ECC exercised its negative discretion based solely on the Goal Sheet.

•
If the NEO met 150% of all financial goals and 100% of personal goals, this mechanical calculation would result in an amount equal to the maximum dollar amount potentially payable that was originally calculated for each NEO based on the applicable level of pre-tax profit.

•	For fiscal 2013, the weights assigned to the CEO’s financial performance goals were 33% to pre-tax profit, 33% to GAAP diluted EPS and 33% to free cash flow.

•	The ECC then considers whether it is appropriate to:

a)	award the maximum dollar amount of non-equity incentive calculated based solely on the maximum pre-tax profit rate, up to the pre-set maximum,

b)	award the dollar amount of non-equity incentive award based on the strict mechanical calculation derived from the pre-established Goal Sheet, or

c)
award a dollar amount of non-equity incentive at any number (including zero) so long as the dollar amount of the award ultimately determined does not exceed the maximum dollar amount potentially payable (as calculated under letter (a) above).

In the past, the ECC has elected, in some cases, not to rely strictly on the mechanical calculation based on the Goal Sheet in its evaluation of each NEO. Instead, at year end, the ECC considers positive or negative aspects of performance and other factors that were not considered at the time of the establishment of the original Goal Sheet. Thus, it is possible that an NEO could not achieve any of the original financial and personal performance objectives but still receive an award so long as the amount does not exceed the maximum dollar amount calculated above or, if less, the maximum limitation based on the applicable percentage of salary. At the same time, it is possible that an NEO could achieve 150% of all financial goals and 100% of personal goals, but the ECC could reduce the amount payable to zero based on its discretionary evaluation of an NEO’s performance.

The amount of non-equity incentive award payable can be settled, as determined by the ECC for each NEO, in cash or in share units. Share units issued in settlement of non-equity incentive plan awards represent a contingent right to receive shares of Comtech Common Stock, on a one-for-one basis, at termination of employment, or earlier in certain circumstances. The number of share units awarded will be based on the closing price of Comtech stock on the date of settlement of the non-equity incentive plan award.

We believe that the design of our non-equity incentive plan has offered several advantages in that it:

•	Affords the ECC the ability to reduce or eliminate a potential award payable to an NEO whose performance lagged after reaching a pre-set mechanically calculated goal level or bonus limit;

•
Permits the ECC to disregard or adjust the strict mechanical calculations associated with formulaic criteria by using its business judgment to provide for a non-equity incentive award to an NEO for superior work performed in response to changing economic and business conditions, as well as unanticipated work performed as a result of changing dynamics in the market for our products and services; and

•
Allows for the ability of the ECC to reward efforts to create or preserve stockholder value that may not produce quantifiable tangible results within a fixed or predictable time period, which is important given the long-term characteristics of our business.

In addition to the annual non-equity compensation opportunities offered to our NEOs, the ECC believes that it is critical to offer long-term equity incentive awards and other benefits as follows:

Long-term Equity Incentive Awards – The ECC provides a substantial portion of compensation to each of our NEOs in the form of long-term equity incentive awards. The ECC believes that equity awards align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation in the value of our Common Stock. The vesting terms of our equity awards provide a strong inducement for our executive officers to remain in long-term service to Comtech. In determining the level of annual grants of equity awards for each respective NEO, our ECC considers the fair value of the awards as a component of total compensation.

Our ECC has historically granted stock options with an exercise price equal to the market price of our Common Stock on the date of grant. Fair value of our stock options is based on the Black-Scholes fair value at the grant date, calculated for purposes of FASB ASC Topic 718. For grants in fiscal 2012 and 2013, fair value of our restricted stock units is based on the market value of our shares at the grant date, discounted to reflect the fact that no potential dividend equivalents will be credited on the fiscal 2012 awards, and that any potential dividend equivalents will not be credited on the fiscal 2013 awards until after July 31, 2014.

The level of annual grants of equity awards, such as stock options and restricted stock units issued in fiscal 2013 for each respective NEO, has been determined by our ECC on an annual basis considering the individual NEO’s total compensation package and each individual’s overall performance with a view toward maintaining aggregate internal pay equity.

The largest individual equity awards are to our CEO to recognize his impact on our future success and reflect the ECC’s desire to encourage his long-term service. Our ECC also believes that our CFO plays a unique and significant role in ensuring the short-term and long-term integrity and oversight of our financial reporting practices. Likewise, our Senior Vice President, Strategy and M&A has job responsibilities that can have a long-term impact. As such, in order to ensure that our executives with company-wide responsibilities remain properly incentivized, they have generally received a higher proportion of their total compensation in the form of annual long-term equity incentive awards, which are intended to focus these executives on our long-term goals. Our NEOs who are subsidiary presidents generally receive annual equity awards that historically have had a grant date fair value that is lower in proportion to their total compensation; however, their maximum non-equity incentive plan awards represent a higher proportion. This has been based on the historical role of the subsidiary presidents, who can more directly impact the annual financial results of the operations they directly oversee.

The ECC considers total compensation expense in determining the specific number of awards for any given fiscal year. For the past several years, equity awards were generally granted to our NEOs on an annual basis on or about the same date that we provide an annual grant to all of our employees. Generally, this occurs once a year on a specific date. Throughout any given year, additional equity awards may be issued to new employees or for specific reasons such as to promote retention, and reward or incentivize performance based on circumstances that existed at the time. In fiscal 2013, the annual equity grant occurred in June 2013, late in the fiscal year.

In connection with the issuance of long-term performance share grants as discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” the ECC determined to move equity award grant dates for our NEOs to the early part of the fiscal year, primarily so that the grant timing could better align with the start of the long-term performance period.

Our ECC values stock options as a component of compensation when the awards are being granted. Historically, our ECC did not alter the level of stock option grants based on the built-up value, or absence of built-up value, of previously granted options, or value realized by executives by exercising previously granted stock options.

In June 2013, the ECC determined that the fair value of equity awards granted to our NEOs with company-wide responsibilities would be reduced from the levels of the annual grants that were issued in June 2012. The ECC took into account the fact that the current stock price had declined since 2010, resulting in lower per share valuations of equity awards that nevertheless can deliver substantial compensation to an NEO if management delivers good performance that leads to a rise in the market price for our Common Stock. In addition, the ECC took into account the overall performance of the Company and the returns to stockholders, as well as information regarding the competitive levels of compensation.

Historically, equity awards were primarily issued in the form of stock options. In determining the mix and type of long-term equity incentive awards issued in fiscal 2012 and fiscal 2013, the ECC decided that it would also grant restricted stock unit awards. The ECC believed the total value of such awards should be allocated approximately 50% in the form of stock option awards and 50% in the form of restricted stock units. The ECC believes that the portion of long-term equity awards attributable to stock options directly align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation in the value of our Common Stock. The ECC believes that the portion of equity awards attributable to restricted stock units provides significant alignment with stockholders, but also promotes retention and long-term service independent of stock price movements.

The ECC’s decision to first introduce restricted stock units in fiscal 2012 was based, in part, on the results of a compensation study prepared by Steven Hall that it authorized showing a strong competitive trend toward the grant of restricted stock units and similar equity awards, as well as feedback our ECC received from our stockholders who indicated that our NEOs’ equity compensation package should include different types of equity awards. The study found that value realized from previously granted long-term incentives, solely in the form of stock options, were very low for all of our NEOs. In fact, our NEOs have not realized any economic value from stock options granted during the four fiscal years ended July 31, 2013.

As discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” the ECC issued long-term performance shares in fiscal 2014 rather than restricted stock units. The long-term performance shares issued in fiscal 2014 require cumulative achievement of challenging three-year adjusted EBITDA and revenue growth goals that were weighted 50% each.

Other Annual Compensation and Benefits – Although direct compensation, in the form of salary, non-equity incentive awards and long-term equity incentive awards provide most of the compensation to each NEO, we also provide for the following items of additional compensation:

•
Retirement savings are provided by our tax qualified 401(k) plan, in the same manner available to all U.S. employees. This plan includes an employer matching contribution which is intended to encourage employees (including our NEOs) to save for retirement.

•
Health, life and disability benefits are offered to NEOs in the same manner available to all of our U.S. employees. However, our CEO has elected to enroll in a non-Company sponsored healthcare plan. We provide additional life insurance policies for our CEO and each of our NEOs.

•
Perquisites are provided at modest levels to NEOs, primarily in the form of an automobile allowance and, for the CEO, a monthly expense allowance. These are intended to recognize senior employee status and provide additional compensation at a relatively low cost.

Mix of Compensation Elements

Our pre-tax profit and total compensation (including non-equity incentive awards and equity-based incentive awards) have tended to trend together over the long-term, although in any given year there may be some variability. Under this approach, in fiscal years that pre-tax profit, GAAP diluted EPS and free cash flow decline, non-equity incentive compensation is likely to decline. Conversely, in fiscal years that pre-tax profit, GAAP diluted EPS or free cash flow increases, non-equity incentive compensation is likely to increase.

The ECC intends that the metrics and mix of compensation elements it uses will align total NEO compensation with long-term stockholder performance, but seeks to base these metrics largely on financial measures that reflect the efforts and successes of management more directly than stock price. In establishing compensation for any given fiscal year, the ECC considers overall internal budgets and global economic conditions; however, our ECC believes that the mix of compensation for any given fiscal year should be heavily weighted towards incentive-based compensation. The chart below reflects the mix of total compensation based on fixed and incentive-based amounts, for our NEOs as reflected in the table entitled “Summary Compensation Table – Fiscal 2013.”

CEO
Other NEOs
CEO
Other NEOs
CEO
Other NEOs
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
82%
18%
61%
39%
74%
26%
56%
44%
61%
39%
41%
59%
FY 2011
FY 2012
FY 2013
Fixed Compensation
Incentive-Based Compensation

The percentage of fixed compensation for fiscal 2013 is higher than prior years because the Summary Compensation Table reflects the actual payouts of annual non-equity incentive awards, which were lower in fiscal 2013, and because long-term equity incentive compensation was reduced in fiscal 2013 for reasons discussed above.

Other Policies and Practices Related to Our Compensation Program for Named Executive Officers (“NEOs”)

Employment Agreements

Historically, our ECC has shied away from having employment agreements with our NEOs, except for our CEO. This is a result of its decision to rely on a relatively straight-forward pay-for-performance compensation program, focused on our NEOs’ opportunity to share in the success of growing our business and as a means to attract and retain employees. To date, our ECC has relied on our history of fair treatment of NEOs as a basis for not entering into employment agreements, other than with our CEO. Given the unique role that our CEO plays within Comtech, our employment agreement with our CEO is intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations and discourage frequent renegotiation of the employment terms.

Several years ago, we entered into an amended employment agreement with our CEO which reflected a number of changes to meet high standards of governance including:

•
Eliminating a provision that would have provided for severance and other benefits if, during the two years following a change-in-control, the CEO elected to terminate his employment (referred to as a “modified single-trigger” provision). In its place, the amended and restated agreement provides for severance and other benefits if circumstances constituting “Good Reason” (as defined) arise within two years after a change-in-control and the CEO elects to terminate employment for Good Reason.

•
Eliminating the tax “gross-up” payable to the CEO if payments under the agreement following a change-in-control were to subject him to the federal golden parachute excise tax. Instead, the amended and restated agreement provides that payments under the agreement would be reduced if doing so, and thereby avoiding the excise tax, would place the CEO in a better after-tax position, but if the excise tax is triggered it will be payable by the CEO without reimbursement by us.

The terms of the CEO’s employment agreement in effect as of July 31, 2013 are described in greater detail below under the caption “Potential Payments Upon Termination or Change-in-Control.”

In November 2013, we entered into an amended employment agreement with our CEO which has substantially the same terms as our CEO’s prior agreement, except that his employment term has been extended until July 31, 2017, and the definition of annual incentive awards has been modified to include the grant date fair value of annual long-term performance shares which are discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014.” A copy of this agreement will be filed with the SEC with our next periodic report.

Severance Agreements and Severance Payments

Except for our CEO, we do not have severance agreements with any of our NEOs. All of our NEOs (other than our CEO) participate in our company-wide severance plan which provides U.S. employees, who are terminated by us without cause, with severance payments equal to two weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) if they have less than five years of service, three weeks of salary (without consideration of annual incentives) for more than five years but less than fifteen years of service, and four weeks of salary (without consideration of annual incentives) for fifteen or more years of service. This plan does not provide outplacement services or subsidized medical coverage.

Pursuant to the terms of his employment agreement in effect on July 31, 2013 (and as amended in November 2013), our CEO is entitled to severance payments if his employment is involuntarily terminated without cause. The severance payment would be an amount equal to his base salary, at the rate in effect, for the full unexpired term of the employment period and an amount equal to his non-equity incentive compensation for the full fiscal year in which the termination occurred.

Change-in-Control Agreements and Change-in-Control Payments

We believe that change-in-control payments provide important protection to our NEOs, in the form of improved job security, and also provide us a number of important benefits. First, it permits our NEOs to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, change-in-control transactions take time to unfold, and ensuring a stable management team can help to preserve our operations in order to enhance the value delivered to the buyer, and thus the price paid to our stockholders, from a transaction. Third, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption. Finally, the ECC believes that one of our greatest strengths is our management and workforce, so job security and protection is provided so that an acquirer could be expected to pay more to acquire the Company with the team remaining intact after the acquisition.

In the event of a change-in-control, we are required to make certain change-in-control payments to our CEO under the terms of his employment agreement, and to our other NEOs under their change-in-control agreements. All of these agreements contain “double-trigger” clauses. In other words, before any of these NEOs can receive change-in-control payments, two events must occur: (i) a Change-in-Control (as defined in our 2000 Stock Incentive Plan) and (ii) the NEO’s existing employment relationship would end (as described in the agreement, regardless of whether or not the NEO accepts a new position with an acquirer or Comtech) including if our NEOs have “good reason” (as that term is defined in the agreement) during a twenty-four month protection period after the occurrence of a change-in-control. Good reason includes the assignment of any duties inconsistent in any material adverse respect with their original position, authority or responsibilities, a material reduction in compensation (as defined in the agreement), and the relocation of employment to a location more than fifty miles from the location of the NEO’s principal place of employment prior to the change-in-control.

Providing this improved job security is important to us and is intended to be fair and competitive to aid in attracting and retaining experienced executives. Our NEOs can receive payments based on the level or “tier” to which the NEO is assigned. The assignment of our NEOs to applicable tiers, which was based on a prior assessment of market competitiveness, is shown in a table under the heading “Potential Payments Upon Termination or Following a Change-in-Control.”

In March 2013, the ECC informed our NEOs (other than our CEO) that it was conducting a review of its policy related to change-in-control agreements and that the change-in-control agreements that were effective for fiscal 2013 would not be renewed at the close of business on July 31, 2013.

In October 2013, the ECC approved, and our NEOs (other than our CEO) received, new change-in-control agreements which provided for change-in-control payments; however, these payments would no longer include a tax “gross-up” payable to the executive if change-in-control payments under the agreement were to trigger “golden parachute” excise taxes. The ECC was aware that some stockholders strongly disfavored such provisions. Under the new change-in-control agreements, if a “golden parachute” excise tax would be triggered, change-in-control payments under the agreement would be reduced if doing so would avoid the excise tax and thereby place the NEO in a better after-tax position; if, however, the excise tax is triggered, it will be payable by the NEO without reimbursement by us. As such, the new change-in-control agreements may require lower payments as compared to amounts that would have been calculated under the old agreements.

The new change-in-control agreements also eliminated a provision that provided an opportunity for the acquirer to potentially delay making change-in-control payments, despite a change in an NEO’s job duties, for a period of one year after the change-in-control. The old change-in-control agreements had such a provision. The ECC eliminated the opportunity based on its view that, as a practical matter, change-in-control agreements allow an acquirer to negotiate with an NEO the right to continue his employment relationship and retain him after a change in control, on such terms as would then be agreeable to the parties, without the need for a rigid and technical provision in the agreement governing such retention. A copy of the form of change-in-control agreements entered into by our NEOs was filed with the SEC on October 3, 2013.

Pursuant to the terms of his employment agreement that was in effect as of July 31, 2013 (and as amended in November 2013), effective at the start of our fiscal 2012, our CEO is entitled to change-in-control payments upon resignation within 2.5 years of a change-in-control if the resignation is for “Good Reason” as defined, a “double-trigger” provision.

Indemnification Agreements

We have also entered into indemnification agreements with all of our NEOs and each member of our Board of Directors that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Minimum Equity Ownership Interest Guidelines and Mandatory Holding Periods

Our Board of Directors has adopted minimum equity ownership interest guidelines and related holding requirements for our NEOs and our non-employee directors. The Board believes these guidelines align our NEOs’ and our non-employee directors’ interests with the interests of our stockholders.

The minimum equity ownership interest guidelines for our CEO, our NEOs and our non-employee directors are as follows:

Title	Minimum Equity Ownership Interest
CEO	6x annual base salary
Non-Employee Directors	6x annual cash retainer
All Other NEOs	Lower of 2x annual base salary or 20,000 shares

In establishing the guidelines for our CEO and non-employee directors, our Board of Directors considered that these levels are considered to be “robust” under the polices issued by Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory services firm for many of our institutional stockholders. NEOs that join Comtech or are promoted in the future must satisfy these guidelines within approximately six years of holding such position. As of July 31, 2013, all of our NEOs except for Mr. Rouse, who rejoined our Company in February 2011, held equity positions that met their applicable guidelines. Mr. Rouse has until the date of the Fiscal 2016 Annual Meeting of Stockholders to meet these guidelines.

In connection with the adoption of the minimum equity ownership interest guidelines shown above, the Board of Directors also modified the annual equity compensation for non-employee directors, which previously had been 100% in the form of an annual grant of 15,000 stock options. Starting in fiscal 2012, and as approved by our stockholders, our non-employee directors will receive restricted stock units rather than stock options unless they had already met the minimum equity ownership guidelines as of December 31 of the year prior to grant. A non-employee director granted restricted stock units receives an award with a value limited to the Black-Scholes value of 15,000 stock options on the grant date, with the number of stock options correspondingly reduced. Thus, grant of restricted stock units does not change the aggregate value of equity compensation granted to a non-employee director in any given fiscal year. Once a director has reached their minimum equity ownership, they can once again receive annual grants of stock options. As of July 31, 2013, none of our non-employee directors, except Mr. Kantor, had met the equity ownership interest guidelines. Non-employee directors, other than Dr. Sloane, have until the date of the Fiscal 2016 Annual Meeting of Stockholders to meet these new equity ownership guidelines. Dr. Sloane, who was first elected in January 2012, has until the date of the Fiscal 2017 Annual Meeting of Stockholders.

Until applicable minimum equity ownership interest guidelines are met, non-employee directors and executive officers (including our CEO) are now required to hold any shares received from the exercise of any stock options issued in fiscal 2011 or later or the delivery of shares pursuant to a restricted stock-based award, less the number of shares used for the payment of any related exercise price and applicable taxes. Once executive officers or non-employee directors have met their applicable equity ownership interest guideline, they are required to maintain their minimum equity ownership interest through the end date of their employment or directorship position.

The ECC can waive or defer an individual’s compliance with the equity ownership interest guidelines if it determines that compliance would impose an undue financial hardship on the individual or if it is not in our best interests to apply these guidelines to that individual. In order to facilitate compliance with the equity ownership interest guidelines, the ECC can determine that an NEO’s annual non-equity incentive plan award may be settled in the form of share units, with the number of share units to be granted based on the fair market value of the Common Stock underlying the share units at the time the annual non-equity incentive award otherwise would have been settled (or a later date specified by the ECC).

Insider Trading Policy

We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options. All such transactions are required to comply with our insider trading policy. When selling their Comtech shares, our executives and non-employee directors are encouraged to utilize SEC Rule 10b5-1 trading plans.

Hedging Policy

We have a policy that precludes NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of our ECC. We restrict these transactions because they could serve to “hedge” the NEO’s or director’s risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock.

Tax Deductibility of NEO Compensation

Section 162(m) of the Internal Revenue Code generally limits our annual tax deduction to $1.0 million, per executive, for compensation paid to our CEO and certain NEOs. Under the rules of Section 162(m), compensation paid to our CFO is not subject to this limitation. Certain forms of compensation are also exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” As a matter of policy, we structure our non-equity incentive awards and equity incentive awards with the intent that they should be substantially deductible without limitation under Section 162(m).

Our ECC retains authority to approve non-tax deductible compensation. Our ECC intends to exercise this authority in circumstances in which it concludes these payments enhance our Company’s ability to attract, retain and appropriately reward executives and therefore is in the best interests of our Company and its stockholders.

Fiscal 2013 Independent Reviews of Executive Compensation

During fiscal 2013, our ECC engaged Steven Hall, an independent executive compensation consulting firm, to perform reviews of our executive compensation and to validate certain feedback that we heard from certain of our stockholders.

A review presented early in the fiscal year analyzed our compensation program in light of newly announced governance standards of ISS, a leading stockholder advisory firm which we believe provides voting recommendations on proxy proposals to a number of institutions that hold Comtech stock. In that review, Steven Hall developed a “peer group” of comparable telecommunications companies by applying a methodology similar to that of ISS.

The companies in the peer group used in this study were as follows:

Acme Packet, Inc.	ADTRAN, Inc.
Aruba Networks, Inc.	Aviat Networks, Inc.
Bel Fuse, Inc.	Digi International, Inc.
Emulex Corp.	Extreme Networks, Inc.
Globecomm Systems, Inc.	Harmonic, Inc.
Infinera Corp.	InterDigital, Inc.
Ixia	Loral Space & Communications, Inc.
Oclaro, Inc.	Plantronics, Inc.
Shoretel, Inc.	Sonus Networks, Inc.
Symmetricom, Inc.	TESSCO Technologies, Inc.

Steven Hall’s report analyzed our executive compensation, with particular focus on CEO compensation, in light of the ISS guidelines and in comparison to the peer group. Steven Hall presented information on possible changes to our program and related steps to respond to our stockholders regarding our executive compensation program.

As part of the ECC’s ten-month review of its executive compensation program, Steven Hall prepared a study during the latter part of fiscal 2013. For this study, Steven Hall revised the peer group based on the anticipated financial characteristics of Comtech, particularly revenues, for fiscal 2013. The ECC concluded that the ISS methodology (as then updated) for peer group selection was reasonable as it would apply to Comtech, so the peer group was selected for this study applying that methodology. In general, companies were selected primarily based on their identification as telecommunications equipment manufacturers and in a range of revenues not smaller than 50% nor larger than 200% of Comtech’s revenues. Companies were not pre-screened with regard to their compensation practices in the selection process.

The companies in the peer group used in this study were as follows:

ADTRAN, Inc.	Anaren, Inc.
Aruba Networks, Inc.	Aviat Networks, Inc.
Bel Fuse, Inc.	CalAmp Corp.
Calix, Inc.	Digi International, Inc.
EMCORE Corp.	Emulex Corp.
Extreme Networks, Inc.	Globecomm Systems, Inc.
Harmonic, Inc.	Infinera Corp.
InterDigital, Inc.	Ixia
KVH Industries, Inc.	MRV Communications, Inc.
Oclaro, Inc.	Oplink Communications, Inc.
Shoretel, Inc.	Sonus Networks, Inc.
Symmetricom, Inc.	TESSCO Technologies, Inc.

In this study, Steven Hall compared salary, total cash compensation (salary plus annual non-equity incentive) and total remuneration (total cash compensation plus long-term equity-based incentives valued at their grant date). Compensation of the CEO, CFO and President of our Comtech Systems subsidiary was benchmarked against that of executives with comparable positions. Our other two NEOs’ compensation was compared to the second and fourth highest compensated executive officer at peer companies, to provide a more representative compensation benchmark.

The benchmarking survey indicated that:

•
Anticipated total fiscal 2013 compensation levels for salaries and total cash compensation were generally positioned substantially above median levels (which confirmed some of the feedback that we heard from our stockholders);

•
At target levels (calculable based on the financial performance metrics applicable to annual incentives), NEOs would receive a greater percentage of compensation in the form of the annual non-equity incentive award than at other companies, and relatively lower levels of long-term equity-based incentives than at other companies; and

•
Total remuneration levels, taking into account the grant-date fair value of annual long-term equity-based incentive awards and based on actual payout levels of annual non-equity incentive plan awards, would generally likely fall in a range between median levels and the 75th percentile.

As discussed above under the caption “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014”, based in part on the ECC’s assessment of this independent compensation study, the ECC has implemented numerous changes to our NEOs’ compensation program for fiscal 2014.

The ECC recognizes that compensation levels in the past for our CEO have tended to be at levels above median as compared to peer company CEOs, but believes that the lower level of total compensation in fiscal 2013 has placed total compensation within a reasonable range with respect to comparable executives in our industry. The ECC believes that a number of factors make our compensation program appropriate:

•
The management team, and particularly the CEO, has extensive experience and an outstanding track record in the telecommunications equipment industry. The long-term performance of Comtech as measured by profitability and stockholder value has been superior as compared to relevant benchmarks (see below);

•	Even in the face of declining consolidated sales (due to the loss of the BFT-2 contract and challenging business conditions), management has delivered consistent profitability;

•
The Company’s cash position and cash flow provides our Board with the opportunity to authorize the repurchase of our stock, pay annual dividends and make strategic acquisitions. The ECC believes that our NEOs have a superior record of deploying capital productively and integrating acquisitions; and

•
Our corporate executive team is lean. Our corporate NEOs oversee functions, such as legal, human resources, information technology, investor relations, and administration that, at many companies, have a separate department led by a senior executive officer. As such, benchmark comparisons of actual compensation based on title alone may not be fully comparable to the responsibilities of a given Comtech executive.

The ECC is mindful that the CEO, over his more than forty-year career with Comtech, has delivered long-term value to stockholders which has been exceedingly good, and is a record matched by few CEOs. For the past ten years (the periods of July 31, 2003 to July 31, 2013), our stock has performed well as compared to its peers and relevant benchmarks. During this time frame, our cumulative total stockholder return was 152.0%, as compared to the S&P 600 Small Cap Index, the Russell 3000 Index, the S&P 500 Index, and the S&P 500 GICS 4520, which were 182.1%, 118.5%, 108.9%, and 130.5%, respectively. Comtech’s stock performance over this period represents an average annual return of 9.7%. The ECC views the CEO as an exceptional leader for Comtech’s future, and has sought to retain him in his role, provide him incentives to grow Comtech and its profitability and reward him for returning long-term value to stockholders. The ECC believes that our NEOs’ fiscal 2013 compensation is well aligned with our fiscal 2013 performance and our long-term stockholder returns.

Consideration of Stockholder Input as it Relates to Fiscal 2013 Compensation

As part of its review of executive compensation, the ECC requested that its independent compensation consultant, Steven Hall, assess our executive compensation program in light of recently released guidelines of ISS, a firm that advises institutional stockholders on proxy voting. We believe that a number of our institutional stockholders make voting decisions on our say-on-pay proposals based on guidance from ISS. Our ECC asked its independent compensation consultant to evaluate our compensation program in light of those guidelines, first at mid-year on a projected basis so that the ECC could take such guidance into account in making compensation decisions, and again near year end to assess our responsiveness to areas of concern to institutional stockholders. In particular, our ECC sought to position our CEO’s fiscal 2013 compensation at a level that had a good degree of alignment with performance, relative to peer companies, and at a level that was reasonable in relation to the median of CEO pay at peer companies, employing the criteria in the proxy advisory firm’s guidelines.

In making its fiscal 2013 determinations in the latter half of the fiscal year, the ECC took into account the voting results of our stockholders’ advisory vote on executive compensation which took place at our January 2013 annual meeting of stockholders (the “say-on-pay” advisory vote). At this meeting, our stockholders approved our executive compensation program by a vote of 75.8% of votes cast. Shortly after that annual meeting, our ECC began a ten month review of our executive compensation program, which has led to enhancements and modifications of our program for fiscal 2014. With regard to fiscal 2013 compensation, the ECC took stockholder feedback into account when it made its decision in June 2013 to grant equity compensation at lower values than in the past. Ultimately, total compensation of our CEO has been substantially reduced year by year since fiscal 2011. This substantial reduction in compensation was in line with the performance of other financial metrics, particularly pre-tax profit, but also was aligned with our total stockholder return during this period. Based on the changes to our compensation program implemented by the ECC, including those effected for fiscal 2014 (see above section entitled “Response to 2012 Say-on-Pay Advisory Vote”), the ECC believes that stockholders are likely to be more supportive of our program.

Determination of Compensation for Fiscal 2013

As discussed in the “Overview” section of this “Compensation Discussion and Analysis” section, our ECC made decisions regarding fiscal 2013 executive compensation with an expectation that our operating performance would be substantially below levels achieved in fiscal 2011 and 2012. This led the ECC to the decisions to provide for reduced levels of both annual non-equity incentive awards and long-term equity incentive awards, which had the effect of substantially reducing total compensation to our NEOs as reflected in the "Summary Compensation Table."

The elements of total fiscal 2013 compensation are discussed below:

2013 Salaries and Bonus Awards

For fiscal 2013, the following salaries were in effect.

NEO	Salary
Fred Kornberg	$735,000
Michael D. Porcelain	380,000
Robert G. Rouse	350,000
Robert L. McCollum	405,000
Richard L. Burt	365,000

For fiscal 2013, the ECC approved salary increases for the NEOs ranging from 2.8% to 4.1%, consistent with our overall merit increases for most of our employees. The ECC took into consideration the fact that salaries for most of the NEOs had not increased in the previous fiscal year. For fiscal 2014, the ECC has not authorized raises for the NEOs.

In fiscal 2013, none of our NEOs received cash bonuses as they are defined by SEC rules (generally referring to discretionary bonuses rather than bonuses based on attaining pre-set goals).

2013 Non-Equity Incentive Plan Awards

A summary of our non-equity incentive plan awards for fiscal 2013 is listed below:

Named Executive Officer	Maximum Award Opportunity (in Percent) of Applicable Pre-Tax Profit	Actual Award (in Percent) of Applicable Pre-Tax Profit	Maximum Award Opportunity (in Dollars)	Value of Actual Award (in Dollars)
Fred Kornberg	4.5000%	2.6883%	$3,675,000	$851,403
Michael D. Porcelain	0.6875%	0.4388%	1,140,000	138,968
Robert G. Rouse	0.6188%	0.3949%	1,050,000	125,071
Robert L. McCollum	2.0625%	0.5388%	1,215,000	130,000
Richard L. Burt	2.7500%	1.0994%	1,095,000	49,426

For fiscal 2013, the maximum award opportunities listed in the above schedule were limited based on a percentage of salary of 300% for each NEO, other than our CEO whose percentage limit was equal to 500%. As discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” the ECC significantly lowered the maximum award opportunities for annual non-equity incentive awards.

The award opportunities established for Messrs. Kornberg, Porcelain and Rouse were based on company-wide pre-tax profit, GAAP diluted earnings per share (“EPS”) and free cash flow, and, in the case of Messrs. Porcelain and Rouse, individual performance goals (as discussed below). The award opportunities for Messrs. McCollum and Burt were based on the pre-tax profit, bookings of new orders, and free cash flow of the business operations that they are responsible for and individual performance goals.

Each individual NEO also received a Fiscal 2013 Goal Sheet which contained performance goals related to:

•	pre-tax profit;

•	GAAP diluted EPS (for the CEO, CFO and Mr. Rouse);

•	bookings of new orders (for Messrs. McCollum and Burt);

•	a measure of “free” cash flow; and

•	a series of personal goals (for NEOs other than our CEO).

The free cash flow measure utilized in fiscal 2013 approximated cash flows from operations as defined by GAAP, but excludes changes in intercompany accounts and is reduced by the level of capital expenditures incurred by applicable business operations.

In fiscal 2013, the ECC introduced free cash flow as an additional financial performance goal for NEOs with company-wide responsibilities. Together with pre-tax profit, GAAP diluted EPS, and bookings, these financial performance metrics provided guidance to the ECC in determining the amount of annual incentive payout and, as pre-set goals based on our business planning for fiscal 2013, served as an incentive to the NEOs to vigorously implement our business strategy. The ECC expanded the role of these financial performance goals in our annual incentive awards to provide more diverse performance goals for an award otherwise based on pre-tax profit. The addition of free cash flow in fiscal 2013 placed emphasis on an important measure of management’s efficient and prudent conduct of our business. The ECC also believed that the GAAP diluted EPS and free cash flow measures would further align executive compensation with stockholder interests and would take into account the feedback that it had received from stockholders in prior years that more diverse performance measures, particularly the GAAP diluted EPS metric which includes other elements of corporate performance such as dilution from share issuance, reverse dilution from share repurchases, and tax efficiency, should be adopted as performance benchmarks for our CEO and other NEOs. The ECC established fiscal 2013 goals at a level it deemed challenging, with a reasonable likelihood of being achieved but nevertheless to some extent constituting “stretch” goals at target, after its review of our fiscal 2013 business plan and taking into consideration both our acquisition strategy and the potential repurchase of our Common Stock in fiscal 2013 pursuant to our existing stock repurchase program.

The ECC views our annual incentive program as vital to incentivizing management to grow our core businesses, to offset declining profits relating to our MTS and BFT-1 contracts, and to contain expenses. The ECC established performance goals and corresponding potential payouts for fiscal 2013 that it believed would strongly support achievement of these goals for Comtech.

In making its year-end determination of the actual amount of awards payable in fiscal 2013 (which are further discussed below for each NEO individually), the ECC relied upon various schedules prepared by our CFO which were presented to the ECC by our CEO.

In calculating any GAAP reported financial information, the ECC relied on information subject to audit by the Company’s independent registered public accounting firm. The ECC reviewed each NEO’s performance in fiscal 2013 with the CEO and in executive session.

The ECC believes that the final award in fiscal 2013 for each of our NEOs reflects their specific individual contribution to our consolidated financial performance and is aligned with the results achieved.

A summary of the determination of the final non-equity incentive award payable in fiscal 2013 for each NEO follows:

Fred Kornberg – Mr. Kornberg received a 2013 non-equity incentive award of $851,403, which was primarily based on the level of the Company’s pre-tax profit and the ECC’s evaluation of his overall performance (which as discussed below, includes an assessment of specific financial performance goals that were established at the beginning of fiscal 2013).

For fiscal 2013, the ECC specified financial goals with target levels of pre-tax profit (as defined) of $45.0 million, GAAP diluted EPS of $1.33, and free cash flow (as defined) of $12.0 million corresponding to a targeted payout of 3.0% of pre-tax profit. Each of the three financial performance goals was weighted 33%. In early fiscal 2013, the ECC’s pre-set guidelines relating to these financial performance goals specified that achievement at 150% would correspond to a maximum payout of 4.5% of pre-tax profit (as defined), less $265,000 potentially payable pursuant to his employment agreement, assuming no use of negative discretion related to the ECC’s broad-based evaluation of the CEO. If less than 70% of any individual financial goal was achieved, it was deemed that the financial goal was not achieved. The final amount payable could not exceed a cap equal to $3,675,000. Under this approach, if the Company achieved fiscal 2013 targeted levels, the CEO would have been eligible to receive an award of $1,350,000 based on a formulaic calculation. As discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” the ECC established targeted fiscal 2014 total direct compensation amounts for our CEO and established a 2014 annual non-equity incentive target for our CEO of $900,000, as compared to the $1,350,000 calculated amount in fiscal 2013.

In using the 2013 formula based on pre-tax profit but with potential variability in the level of payout based on pre-tax profit performance, GAAP diluted EPS performance and free cash flow performance, our ECC sought to reward our CEO for his overall efforts. The amount of actual fiscal 2013 pre-tax profit (as defined) for purposes of calculating the CEO’s award was approximately $31,671,000, which at the maximum award level would correspond to a payout of $1,467,757. The principal adjustment to our GAAP pre-tax profit for purposes of determining non-equity incentive compensation (for the CEO, CFO and the Senior Vice President, Strategy and M&A) was the elimination of expenses from stock-based compensation. The ECC next considered whether to exercise its negative discretion. The ECC determined to base its exercise of discretion, as it has in prior years, by eliminating certain restructuring expenses from the calculation of EPS, while stock-based compensation was included. As such, for purposes of its year-end exercise of discretion, EPS achieved was deemed to be $0.98 (a one cent difference from GAAP diluted EPS of $0.97).

Under the pre-set guidelines relating to pre-tax profit and EPS, the level of actual pre-tax profits (as defined) represented 70.38% of the target level, the amount of EPS calculated represented 73.60% of the target level and $17,526,977 of free cash flow represented 146.06% of the target level. As a result, the CEO’s potential award under the guidelines (with the slight adjustment to EPS) was $946,004. The ECC then considered other aspects of the CEO’s performance in determining the extent to which negative discretion should be exercised in determining the CEO’s final annual incentive payout.

The ECC considered a wide range of factors relating to our Company’s overall performance in fiscal 2013 and our CEO’s efforts to position our Company for future long-term growth. The reduced level of pre-tax profit in fiscal 2013 reflected the loss of the BFT-2 contract, and results for the year in pre-tax profits and GAAP EPS fell short of targeted levels. For fiscal 2013, our stock generated a total one-year stockholder return of approximately 3.5%.

Looking to the future, our CEO played an instrumental role in directing our fiscal 2013 research and development efforts so that we are capable of introducing new and innovative products, and has guided us through the difficult economic, political, regulatory and market conditions of the past three years, including the repositioning of our mobile data communications segment’s strategy. Taking the positive and negative aspects of fiscal 2013 performance into account, the ECC determined to exercise negative discretion by using the calculated annual incentive amount under the pre-set guidelines but with a further reduction of 10%, resulting in a payout to the CEO of $851,403, or approximately 2.6883% of applicable company-wide pre-tax profit.

Our CEO’s final award in fiscal 2013 was 52.8% lower than his fiscal 2012 annual non-equity incentive award and 74.7% lower than his fiscal 2011 annual incentive award.

The ECC believes the award to Mr. Kornberg is appropriate in light of his overall contributions to our success.

Michael D. Porcelain – Mr. Porcelain received a 2013 non-equity incentive award of $138,964, which was primarily based on the amount of company-wide pre-tax profit achieved in fiscal 2013 and the ECC’s evaluation of his overall performance (which as discussed elsewhere, includes an assessment of specific financial performance goals that were established at the beginning of fiscal 2013).

In early fiscal year 2013, the ECC established a maximum annual incentive formula for our CFO equal to 0.6875% of applicable company-wide pre-tax profit. The CFO’s 2013 Goal Sheet included the same company-wide financial targets for pre-tax profit, GAAP diluted EPS and free cash flow that would be considered by the ECC in its year-end evaluation of our CEO (as discussed above). Of the total financial goals established, the pre-tax profit, EPS and free cash flow goals were weighted 25% each, with the remaining 25% based on pre-established personal goals.

The ECC’s pre-set guidelines relating to the financial goals specified that achievement at 150% would correspond to a maximum payout of 0.6875% of pre-tax profit including the achievement of all personal goals. If less than 70% of any individual financial goal was achieved, it was deemed that the financial goal was not achieved.

Under these pre-set guidelines related to pre-tax profit, EPS and free cash flow, the level of actual pre-tax profits (as defined) represented 70.38% of the target level, the amount of EPS calculated for fiscal 2013 represented 73.60% of the target level, and the amount of free cash flow represented 146.06% of the target level. These calculations were determined in the same way for our CEO, as described above.

The CFO also received five personal goals for fiscal 2013 which were: 1) reduce the amount of certain corporate expenses by a specified percentage, 2) achieve no significant accounting or export deficiencies, 3) successfully execute our share repurchase program, 4) meet certain milestones with respect to our acquisition strategy, and 5) achieve a specified action with respect to investor relations. The ECC concluded that Mr. Porcelain achieved all his personal goals for fiscal 2013.

Based on the level of applicable fiscal 2013 company-wide pre-tax profit achieved and the 0.6875% maximum pre-tax profit rate, the CFO was eligible to receive a maximum fiscal 2013 non-equity incentive award of $217,737.

If the ECC utilized its negative discretion solely using a strict mathematical calculation based on the weighting of actual achievement of fiscal 2013 financial and personal performance goals (including the slight adjustment to EPS), the fiscal 2013 incentive award payable to the CFO would have been $154,409. In determining the actual fiscal 2013 non-equity incentive award, the ECC considered the same positive and negative elements as it had for our CEO.

After taking the positive and negative aspects of fiscal 2013 performance into account, the ECC determined to exercise negative discretion by using the calculated annual incentive amount under the pre-set guidelines, but with a further reduction of 10%. The ECC therefore awarded our CFO a non-equity incentive award of $138,968, or 0.4388% of applicable company-wide pre-tax profit and which was settled in share units.

Our CFO’s fiscal 2013 annual non-equity incentive award was 58.3% and 75.8% lower than his fiscal 2012 and 2011 annual incentive awards, respectively.

The ECC believes the fiscal 2013 award to Mr. Porcelain is appropriate in light of his overall contributions to our success.

Robert G. Rouse – Mr. Rouse received a 2013 non-equity incentive award of $125,071, which was based primarily on the amount of company-wide pre-tax profit achieved in fiscal 2013 and the ECC’s evaluation of his overall performance (which as discussed elsewhere, includes an assessment of specific financial performance goals that were established at the beginning of fiscal 2013).

Early in fiscal 2013, the ECC established a maximum annual incentive formula for Mr. Rouse equal to 0.6188% of applicable company-wide pre-tax profit. The Goal Sheet for Mr. Rouse included the same company-wide financial targets for pre-tax profit, GAAP diluted EPS and free cash flow as those described above for our CEO and CFO.

The ECC’s pre-set guidelines relating to these financial goals specified that achievement at 150% would correspond to a maximum payout of 0.6188% of pre-tax profit, assuming the achievement of all personal goals. If less than 70% of any individual financial goal was achieved, it was deemed that the financial goal was not achieved. Under these pre-set guidelines related to pre-tax profit, EPS and free cash flow, the level of actual pre-tax profits (as defined) represented 70.38% of the target level, the amount of EPS calculated for fiscal 2013 represented 73.60% of the target level, and the amount of free cash flow represented 146.06% of the target level. These calculations were determined in the same way for our CEO, as described above. In addition, Mr. Rouse was assigned five personal goals for fiscal 2013, which were: 1) formalize a process relating to M&A at our subsidiaries; 2) work with a subsidiary on a strategy relating to a business line; 3) meet certain milestones with respect to our acquisition strategy; 4) work with a subsidiary to secure a specified level of new business; and 5) achieve a specified action with respect to investor relations. The ECC concluded that Mr. Rouse achieved all of his personal goals.

Based on the level of applicable fiscal 2013 company-wide pre-tax profit achieved and the 0.6188% maximum pre-tax profit rate, Mr. Rouse was eligible to receive a maximum fiscal 2013 non-equity incentive award of $195,963.

If the ECC utilized its negative discretion solely using a strict mathematical calculation based on the weighting of actual achievement of fiscal 2013 financial and personal performance goals (including the slight adjustment to EPS), the fiscal 2013 incentive award payable to Mr. Rouse would have been $138,968. In determining the actual fiscal 2013 non-equity incentive award, the ECC considered the same positive and negative elements as it had for our CEO. After taking the positive and negative aspects of fiscal 2013 performance into account, the ECC determined to exercise negative discretion by using the calculated annual incentive amount under the pre-set guidelines, but with a further reduction of 10%. The ECC therefore awarded to Mr. Rouse a non-equity incentive award of $125,071 or 0.3949% of applicable company-wide pre-tax profit.

Mr. Rouse’s fiscal 2013 annual non-equity incentive award was 51.0% and 40.7% lower than his fiscal 2012 and 2011 annual incentive awards, respectively. Mr. Rouse rejoined the Company in February 2011 and his fiscal 2011 award represents a partial year. The ECC believes the fiscal 2013 award to Mr. Rouse is appropriate in light of his overall contributions to our success.

Robert L. McCollum – Mr. McCollum received a 2013 non-equity incentive award of $130,000 which was primarily based on the level of fiscal 2013 pre-tax profit achieved for the business operations for which he is responsible and the ECC’s overall evaluation of his performance, but also includes a reallocation of a portion of the award otherwise payable to other employees in Mr. McCollum’s business unit. In early fiscal 2013, the ECC established a maximum annual incentive formula for Mr. McCollum equal to 2.0625% of pre-tax profit of the business operations for which he is responsible.

Mr. McCollum’s 2013 Goal Sheet included financial objectives for his business operations relating to applicable pre-tax profit (as defined above), free cash flows (as defined above) and new customer orders (excluding intercompany orders). Mr. McCollum also received five personal goals for fiscal 2013 which were: 1) achieve a specified book-to-bill ratio, 2) achieve pre-defined levels of sales growth for a specific product line, 3) develop a new customer with the booking of a specified level of orders, 4) increase the number of sales of a specified product by a specified percentage, and 5) achieve no significant accounting or export regulatory deficiencies, and adhere to certain internal reporting requirements. The initial targets and individual level of actual achievement of these goals are not disclosed in this proxy because these matters are confidential business information, the disclosure of which could have an adverse effect on the Company.

Based on the level of actual fiscal 2013 applicable pre-tax profit achieved and the 2.0625% maximum pre-tax profit rate, Mr. McCollum was eligible to receive a maximum fiscal 2013 non-equity incentive award of $497,600. The ECC then considered using its negative discretion solely using the strict mechanical calculation based on the weighting of actual achievement of fiscal 2013 financial and personal performance goals. This calculation would have resulted in a fiscal 2013 non-equity incentive award payable to Mr. McCollum of $220,569 or 0.9142% of applicable pre-tax profit. This amount would have reflected a reduction of $277,031 from the maximum amount calculated.

In determining the actual amount of fiscal 2013 non-equity incentive payable, the ECC considered other aspects of Mr. McCollum’s performance. This evaluation was primarily based on the CEO’s input. The ECC concluded that it would make no other adjustment to the award based on other aspects of performance. However, based on Mr. McCollum’s request, the ECC reduced the $220,569 award amount by $90,569 so that the amount of the reduction could be reallocated as incentive awards to other employees who work for operations for which Mr. McCollum is responsible. The resulting fiscal 2013 annual incentive award paid to Mr. McCollum was $130,000, which represents 0.5388% of pre-tax profits for business operations, for which Mr. McCollum is responsible.

Mr. McCollum’s fiscal 2013 annual non-equity incentive award was 57.5% and 68.3% lower than his fiscal 2012 and 2011 annual incentive awards, respectively.

The ECC believes the fiscal 2013 award to Mr. McCollum is appropriate in light of his overall contributions to our success.

Richard L. Burt – Mr. Burt received a 2013 non-equity incentive award of $49,426 which was primarily based on the level of fiscal 2013 pre-tax profit achieved for the business operations for which he is responsible and the ECC’s evaluation of his overall performance. In early fiscal 2013, the ECC established a maximum annual incentive formula for Mr. Burt equal to 2.75% of pre-tax profit of the operations for which he was responsible.

Mr. Burt’s 2013 Goal Sheet included financial objectives for his business operations relating to applicable pre-tax profit (as defined above), free cash flows (as defined above) and new customer orders (excluding intercompany orders). Mr. Burt also received five personal goals in fiscal 2013 which were: 1) achieve a pre-defined level of sales to a specified customer; 2) win an initial order for a specific product; 3) achieve a specified book-to-bill ratio; 4) develop new international opportunities at a pre-defined level; and 5) achieve no significant accounting or export regulatory deficiencies and adhere to certain internal reporting requirements. The initial targets and individual level of actual achievement of these goals are not disclosed in this proxy because these matters are confidential business information, the disclosure of which could have an adverse effect on the Company.

Based on the level of actual fiscal 2013 applicable pre-tax profit achieved and the 2.75% maximum pre-tax profit rate, Mr. Burt was eligible to receive a maximum fiscal 2013 non-equity incentive award of $123,628. The ECC then considered using its negative discretion solely using the strict mechanical calculation based on the weighting of actual achievement of fiscal 2013 financial and personal performance goals. This calculation would have resulted in a fiscal 2013 non-equity incentive award payable to Mr. Burt of $49,426 or 1.0994% of applicable pre-tax profit. In determining the actual amount of fiscal 2013 non-equity incentive payable, the ECC considered other aspects of Mr. Burt’s performance. This evaluation was primarily based on the CEO’s input. The ECC concluded that it would make no adjustment to the award based on other aspects of performance. The amount awarded to Mr. Burt by the ECC for his 2013 non-equity incentive award reflects a total reduction of $74,201 from the maximum amount payable of $123,628.

Mr. Burt’s fiscal 2013 annual non-equity incentive award was 63.9% lower than his fiscal 2012 annual incentive award, and was 110.8% higher than his fiscal 2011 annual incentive award.

The ECC believes the fiscal 2013 award to Mr. Burt appropriately corresponds to Mr. Burt’s overall performance in fiscal 2013.

Fiscal 2013 Long-Term Incentive Awards

The ECC believes that long-term incentive awards should align with long-term stockholder returns; however, annual results will be variable. In fiscal 2013, as in fiscal 2012, the ECC determined to grant approximately 50% of the grant-date fair value of the regular long-term equity incentive (granted in June 2013) in the form of restricted stock units with performance measures (classified as Performance Share awards under our 2000 Stock Incentive Plan), and 50% as stock options. The ECC regards restricted stock units as promoting retention and long-term service independent of stock price movements and, therefore, more predictably than stock options alone. Restricted stock units also commit the Company to issue fewer shares than a comparably valued stock option. In order to ensure that the expense of restricted stock units will be tax deductible by us without limitation under Code Section 162(m), the restricted stock units include a condition providing that, if Comtech is not profitable in fiscal 2014 (based on pre-tax profits), the award will be forfeited. The ECC continues to view options as appropriate long-term incentives, as they compensate our NEOs only if they successfully raise our stock price over a long-term period. Our NEOs have not realized any economic value from stock options granted during the past four fiscal years ended July 31, 2013. As discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” in fiscal 2014 the annual grant of restricted stock units was replaced with a grant of long-term performance shares, which new awards will require cumulative three-year performance based on adjusted EBITDA and revenue growth.

In June 2013, the ECC granted equity compensation to NEOs with company-wide responsibilities at lower aggregate values (the sum of the fair value of stock options and restricted stock units) than in fiscal 2012 and earlier years. The ECC took into account the fact that the current stock price has declined since 2010, resulting in lower per share valuations of equity awards that nevertheless can deliver substantial compensation to an NEO if management delivers good long-term performance that leads to an increased market price for our Common Stock. In addition, taking into account the overall performance of the Company and the returns to stockholders, as well as information regarding the competitive levels of compensation, the ECC determined that smaller equity awards for these NEOs for fiscal 2013 would result in levels of total compensation that were appropriate. The reduction in value of these NEOs’ fiscal 2013 long-term incentive awards ranged from 18% to 46% as compared to fiscal 2012. The number of stock options and restricted stock units granted in fiscal 2013 by person, and their estimated fair values, were as follows:

Named Executive Officer	Number of Stock Options Granted	Number of Restricted Stock Units Granted	Estimated Fair Value of Awards at Grant Date
Fred Kornberg	60,000	10,781	$532,925
Michael D. Porcelain	25,000	4,492	222,050
Robert G. Rouse	25,000	4,492	222,050
Robert L. McCollum	18,000	3,234	159,870
Richard L. Burt	12,500	2,246	111,025

The equity awards shown in the above table were granted in June 2013. The stock options awarded in June 2013 had an exercise price of $26.08 which was equal to the closing market price per share of our stock on the date of grant. All of the restricted stock units in the above table were granted on the same June 2013 date; however, because they are not eligible to receive dividend equivalents until after July 31, 2014, the grant-date fair value of each restricted stock unit was $24.71. All stock options in the above table provide for vesting at 20% per year on the first five anniversary dates of the grant date, with a stated expiration date of ten years after grant. In addition to the pre-tax profit condition applicable to the restricted stock units, the terms of the restricted stock units provide for vesting at a rate of 20% per year for five years. Restricted stock unit awards will be settled in Common Stock upon vesting, unless the executive has elected to defer settlement. All equity awards are subject to accelerated vesting in specified circumstances.

In determining the total level of grants to each individual NEO, the ECC considered, in addition to factors described above, the individual NEO’s total compensation package and each individual’s overall performance with a view toward maintaining aggregate internal pay equity.

EXECUTIVE COMPENSATION

The table below provides information concerning the compensation of our NEOs for the fiscal years ended July 31, 2013, 2012 and 2011.

Summary Compensation Table - Fiscal 2013

Name and Principal Position	Fiscal Year	Salary	Bonus	(2) Option Awards	(3) Stock Award	(4) Non-Equity Incentive Plan Compensation	(5) All Other Compensation	Total
Fred Kornberg (1)	2013	$735,000	-	$266,526	$266,399	$851,403	$163,901	$2,283,229
Chairman, Chief Executive Officer	2012	715,000	-	326,165	326,419	1,804,126	167,983	3,339,693
and President	2011	715,000	-	659,820	-	3,370,838	163,242	4,908,900
Michael D. Porcelain	2013	380,000	-	111,053	110,997	138,968	39,586	780,604
Senior Vice President	2012	365,000	-	277,554	130,568	333,362	35,983	1,142,467
and Chief Financial Officer	2011	340,000	-	296,919	-	575,261	26,760	1,238,940
Robert G. Rouse (6)	2013	350,000	-	111,053	110,997	125,071	13,652	710,773
Senior Vice President,	2012	340,000	-	261,245	114,266	255,026	12,354	982,891
Strategy and M&A	2011	154,308	-	316,002	-	210,962	-	681,272
Robert L. McCollum	2013	405,000	-	79,958	79,912	130,000	47,060	741,930
Senior Vice President;	2012	390,000	-	66,864	66,938	305,698	38,730	868,230
President Comtech EF Data Corp.	2011	390,000	-	178,151	-	410,000	46,390	1,024,541
Richard L. Burt	2013	365,000	-	55,526	55,499	49,426	36,157	561,608
Senior Vice President; President	2012	355,000	-	45,663	45,701	136,921	37,278	620,563
Comtech Systems, Inc.	2011	355,000	-	72,580	-	23,449	43,296	494,325

(1)
Our CEO is our only NEO who has an employment agreement. The agreement in effect on July 31, 2013 was amended and restated in August 2011, and originally expired on July 31, 2014. The significant provisions of this agreement, including termination provisions, are further described under the headings “Other Policies and Practices Related to Our Compensation Program for NEOs” and “Potential Payments Upon Termination or Following a Change-in-Control.” In November 2013, we entered into an amended employment agreement which has substantially the same terms as our CEO’s agreement that was in effect on July 31, 2013, except that his employment term has been extended until July 31, 2017.

(2)
These amounts represent the aggregate grant date fair value of stock options, calculated in accordance with SEC rules, granted in fiscal 2011, 2012 and 2013. Assumptions used in the calculation of these amounts are discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on October 3, 2013.

(3)
These amounts represent the aggregate grant date fair value of grants of restricted stock units (considered Performance Shares under our 2000 Stock Incentive Plan), calculated in accordance with SEC rules, granted in fiscal 2012 and 2013. Assumptions used in the calculation of these amounts are discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on October 3, 2013.

(4)
Non-equity incentive plan compensation for each fiscal year was settled in the subsequent fiscal year upon final approval by the ECC and after the issuance of the Company’s annual audited financial statements. All awards were settled in cash, with the exception of the fiscal 2013 award to our CFO which was settled in share units, valued at the fair market value of the underlying Common Stock at the settlement date, with the number of share units awarded rounded to the nearest whole number. Non-equity incentive plan compensation settled in each fiscal year was based on the level of pre-tax profit (as defined) that relates to the business operations that the NEO was directly responsible for, and the ECC’s evaluation of the performance of each NEO. The details of the actual determination and basis of the non-equity incentive plan compensation for each of our NEOs, as well as the definition of pre-tax profit, are discussed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

(5)
See “Details of All Other Compensation” table on the following page. Amounts in this table reflect amounts reported in each NEOs’ IRS Form W-2 relating to the calendar year that ended during such fiscal year.

(6)	Mr. Rouse rejoined the Company as our Senior Vice President, Strategy and M&A, in February 2011. He previously served as an executive officer of the Company from 2001 to 2008.

Details of All Other Compensation

Name	Fiscal Year	401(k) Matching Contribution	Term Life Insurance	Automobile Allowance	Unused Vacation Time Paid Out	Expense Allowance	Total “All Other” Compensation

Fred Kornberg	2013	$10,000	$83,559	$5,546	$49,796	$15,000	$163,901
	2012	9,800	90,421	6,012	46,750	15,000	167,983
	2011	9,800	77,896	5,546	55,000	15,000	163,242
Michael D. Porcelain	2013	9,720	1,197	-	28,669	-	39,586
	2012	9,517	1,197	-	25,269	-	35,983
	2011	9,500	1,568	-	15,692	-	26,760
Robert G. Rouse	2013	10,000	1,102	2,550	-	-	13,652
	2012	9,800	1,259	1,295	-	-	12,354
	2011	-	-	-	-	-	-
Robert L. McCollum	2013	10,000	15,483	6,000	15,577	-	47,060
	2012	9,800	15,430	6,000	7,500	-	38,730
	2011	9,800	15,590	6,000	15,000	-	46,390
Richard L. Burt	2013	10,000	8,819	-	17,338	-	36,157
	2012	9,800	19,269	-	8,209	-	37,278
	2011	9,800	16,548	-	16,948	-	43,296

TABLE OF GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN FISCAL 2013

		Estimated Future Payouts Under Fiscal 2013 Non-Equity Incentive Plan Awards				(4) All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(1) Threshold	(2) Target	(2) Maximum	(3) All Other Stock Awards: Number of Shares of Stock or Units
Fred Kornberg	September 24, 2012	N/A	$2,434,395	$3,675,000	-	-	-	-
	June 5, 2013	-	-	-	10,781	-	N/A	$266,399
	June 5, 2013	-	-	-	-	60,000	$26.08	266,526
Michael D. Porcelain	September 24, 2012	N/A	359,518	1,140,000	-	-	-	-
	June 5, 2013	-	-	-	4,492	-	N/A	110,997
	June 5, 2013	-	-	-	-	25,000	26.08	111,053
Robert G. Rouse	September 24, 2012	N/A	323,566	1,050,000	-	-	-	-
	June 5, 2013	-	-	-	4,492	-	N/A	110,997
	June 5, 2013	-	-	-	-	25,000	26.08	111,053
Robert L. McCollum	September 24, 2012	N/A	776,583	1,215,000	-	-	-	-
	June 5, 2013	-	-	-	3,234	-	N/A	79,912
	June 5, 2013	-	-	-	-	18,000	26.08	79,958
Richard L. Burt	September 24, 2012	N/A	205,459	1,095,000	-	-	-	-
	June 5, 2013	-	-	-	2,246	-	N/A	55,499
	June 5, 2013	-	-	-	-	12,500	26.08	55,526

(1)
Our fiscal 2013 non-equity incentive awards were granted under our 2000 Stock Incentive Plan and, in the case of Mr. Kornberg, also included an amount payable under his employment agreement. These awards do not have thresholds (or minimum amounts) payable for a certain level of performance under the plan. As such, the threshold level shown in that table is “N/A” based on the fact that an annual incentive award becomes potentially payable for any positive amount of pre-tax profit.

(2)
Our non-equity incentive awards for fiscal 2013 were based on the actual amount of applicable fiscal 2013 pre-tax profit (as defined). Accordingly, a target amount of award was not quantifiable at the time the award was granted. In accordance with SEC Instructions to Item 402(d)(2)(iii) to Regulation S-K, in order to provide a representative estimated amount of annual incentive considered potentially payable at the time the award was granted, target levels shown in the above table represent the amounts that would have been payable for fiscal 2013 assuming the applicable pre-tax profits were the same as achieved in fiscal 2012. The maximum amounts reflect a limitation of 300% of base salary for each of our NEOs, except in the case of our CEO whose award was limited to 500%. As discussed in the above section entitled “Additional Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” the ECC established targeted fiscal 2014 total direct compensation amounts for each of our NEOs. The 2014 annual non-equity incentive target for our CEO is $900,000 and is substantially lower than the number shown in the above table. The 2014 annual non-equity incentive target of $900,000 is also lower than a $1,350,000 calculated amount assuming the applicable pre-tax profit goal of $45,000,000 for fiscal 2013 for our CEO was actually achieved.

(3)
Restricted stock units were granted pursuant to our 2000 Stock Incentive Plan, and are considered Performance Shares under the terms of the plan. Excludes 5,072 share units granted to Mr. Porcelain on October 16, 2013 in settlement of his fiscal 2013 non-equity incentive plan award. See Note (4) to the “Summary Compensation Table – Fiscal 2013.”

(4)	Stock option awards were issued pursuant to our 2000 Stock Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - FISCAL 2013

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Fred Kornberg	6/5/2013	-	60,000	$26.08	6/5/2023	10,781	$291,949
	6/6/2012	10,000	40,000	29.51	6/6/2022	12,435	336,740
	6/2/2011	40,000	60,000	27.67	6/2/2021	-	-
	6/2/2010	60,000	40,000	28.84	6/2/2020	-	-
	6/2/2009	80,000	-	29.61	6/2/2014	-	-
	8/5/2008	80,000	-	46.69	8/5/2013	-	-
	8/1/2006	90,000	-	26.90	8/1/2014	-	-

Michael D. Porcelain	6/5/2013	-	25,000	26.08	6/5/2023	4,492	121,643
	6/6/2012	4,000	16,000	29.51	6/6/2022	4,974	134,696
	10/3/2011	5,000	20,000	27.21	10/3/2021	-	-
	6/2/2011	18,000	27,000	27.67	6/2/2021	-	-
	6/2/2010	26,250	17,500	28.84	6/2/2020	-	-
	6/2/2009	34,910	-	29.61	6/2/2014	-	-
	8/5/2008	35,000	-	46.69	8/5/2013	-	-
	8/1/2006	25,000	-	26.90	8/1/2014	-	-
	8/2/2004	8,313	-	13.19	8/2/2014	-	-

Robert G. Rouse	6/5/2013	-	25,000	26.08	6/5/2023	4,492	121,643
	6/6/2012	3,500	14,000	29.51	6/6/2022	4,353	117,879
	10/3/2011	5,000	20,000	27.21	10/3/2021	-	-
	6/2/2011	8,000	12,000	27.67	6/2/2021	-	-
	2/9/2011	10,000	15,000	28.05	2/9/2021	-	-

Robert L. McCollum	6/5/2013	-	18,000	26.08	6/5/2023	3,234	87,577
	6/6/2012	2,050	8,200	29.51	6/6/2022	2,550	69,054
	6/2/2011	10,800	16,200	27.67	6/2/2021	-	-
	6/2/2010	10,500	7,000	28.84	6/2/2020	-	-
	6/2/2009	10,000	-	29.61	6/2/2014	-	-
	8/5/2008	20,000	-	46.69	8/5/2013	-	-
	8/1/2006	15,000	-	26.90	8/1/2014	-	-
	8/2/2004	36,000	-	13.19	8/2/2014	-	-

Richard L. Burt	6/5/2013	-	12,500	26.08	6/5/2023	2,246	60,822
	6/6/2012	1,400	5,600	29.51	6/6/2022	1,741	47,146
	6/2/2011	4,400	6,600	27.67	6/2/2021	-	-
	6/2/2010	900	600	28.84	6/2/2020	-	-
	8/5/2008	3,000	-	46.69	8/5/2013	-	-
	8/1/2006	20,000	-	26.90	8/1/2014	-	-
	8/2/2004	52,419	-	13.19	8/2/2014	-	-

(1)
Each option granted from August 1, 2005 to June 2, 2009 vests as to 25% of the underlying shares on each of the first and second anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the third anniversary of the grant date. Each option granted prior to August 1, 2005 and subsequent to June 2, 2009 vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control, except in limited circumstances.

(2)
Each restricted stock unit award vests as to 20% of the underlying shares on the date that the ECC determines that the performance measure relating to the stock awards has been met. Assuming the performance measure has been met, the remaining 80% of the underlying shares vest 20% each on the first through fourth anniversaries of the date that the first 20% vested. Unless an NEO has elected deferral, one share of Common Stock will be issued for each stock awarded on each vesting date. Market value is based on the closing price of our Common Stock on July 31, 2013 of $27.08 per share.

TABLE OF OPTION EXERCISES THAT OCCURRED IN FISCAL 2013

Name of Executive Officer	(1) Number of Shares Acquired on Exercise	(2) Value Realized on Exercise
Fred Kornberg	-	-
Michael D. Porcelain	1,455	$20,937
Robert G. Rouse	-	-
Robert L. McCollum	22,500	317,250
Richard L. Burt	28,028	446,206

(1)	No awards of restricted stock units vested during fiscal 2013, and 51,298 of such awards granted to NEOs were outstanding at fiscal year-end.

(2)
Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise. Market value for Messrs. Porcelain, McCollum and Burt were based on the closing price on the NASDAQ Global Select Market on the date of exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR FOLLOWING A CHANGE-IN-CONTROL

Severance Agreements and Severance Payments

Except for our CEO, we do not have severance agreements with any of our NEOs. All of our NEOs (other than our CEO) participate in our company-wide severance plan which provides U.S. employees, who are terminated by us without cause, with severance payments equal to two weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) if they have less than five years of service, three weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) for more than five years but less than fifteen years of service, and four weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) for fifteen or more years of service. This plan does not provide outplacement services or subsidized medical coverage.

As shown in the below chart, our CEO’s employment agreement requires severance payments in the event that he is terminated.

Change-in-Control Agreements and Change-in-Control Payments

In the event of a change-in-control, we are required to make certain change-in-control payments to our CEO under the terms of his employment agreement and to our other NEOs under their change-in-control agreements.

Our change-in-control agreements (or change-in-control provisions in the case of our CEO) contain “double-trigger” clauses. In other words, before any of our NEOs can receive any change-in-control payments, two events must occur: (i) a Change-in-Control (as defined in the 2000 Stock Incentive Plan) and (ii) the NEO’s existing employment relationship would end (as described in the agreement, regardless of whether or not the NEO accepts a new position with the acquirer or Comtech) including if our NEOs have “good reason” (as that term is defined in the agreement) during a twenty-four month protection period after the occurrence of a change-in-control. Good reason includes the assignment of any duties inconsistent in any material adverse respect with their original position, authority or responsibilities, a material reduction in compensation (as defined in the agreement), and the relocation of employment to a location more than fifty miles from the location of the NEO’s principal place of employment prior to the change-in-control.

Our change in control agreement that was in effect at July 31, 2013 with each of our NEOs, other than our CEO, was more restrictive than our CEO’s agreement in that it enabled an acquirer to, under certain circumstances if it wishes to do so, potentially delay change-in-control payments for Good Reason by these NEOs due to a change in job duties for a period of one year after the change-in-control. This provision was removed from the change-in-control agreements with our other NEOs entered into on October 3, 2013.

The change-in-control amounts potentially payable to our NEOs are based on a level or “tier” to which the NEO is assigned. The ECC assigned our NEOs to the following tiers:

Title	Tier	Summary of Change-in-Control Amounts Payable
CEO	1
The change-in-control payments multiplier would be the greater of 2.5 or the number of years remaining under the terms of the employment agreement for base salary and 2.5 for the average annual incentive award paid or payable for the three fiscal years preceding the year in which the change-in-control occurs.

24 months of medical and life insurance

All Other NEOs	2	Cash equal to 2.5 times the sum of the annual base salary in effect and the average of annual incentive awards paid or payable for the three fiscal years prior to the termination of employment.

All of our NEOs, other than our CEO, as of July 31, 2013, had change-in-control agreements that provided for the following:

•
The NEO’s right to end his existing employment relationship for Good Reason may be delayed during the first year after a change-in-control in the case of an assignment to him of any duties inconsistent in any material adverse respect with his position, authority or responsibilities immediately prior to the change-in-control, if (i) Fred Kornberg continues to serve as the most senior executive officer relating to our businesses, and if (ii) the change in the NEO’s position or duties that otherwise would constitute Good Reason results from the assignment to an executive-level position, with an executive title, and with full-time substantive duties and responsibilities of a nature similar to his prior duties and responsibilities, and with the NEO either reporting to Mr. Kornberg in his capacity as the senior officer or reporting to the officer to whom the NEO was reporting at the time of the change-in-control, which officer himself or herself reports to Mr. Kornberg. In October 2013, this provision was not included in the new change-in-control agreements that we entered into with these NEOs.

•
With respect to the NEO’s annual incentive award for the fiscal year in progress at the date of his qualifying termination (as that term is defined) and his annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows: (i) any award based on pre-set performance goals, based on the level of actual achievement of such performance goals through the earlier of the end of the performance period or the date of termination; and (ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the NEO’s average prior years’ annual incentive amount referred to above.

•
For a period of up to one year following the 24-month protected period after the change-in-control, termination of the NEO’s employment by us not for cause or by the NEO for Good Reason would entitle him to receive a payment equal to 1.5 times the sum of his base salary and his average annual incentive awards under the 2000 Stock Incentive Plan actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•
Good Reason will arise if there occurs a material reduction in the NEO’s annual incentive award actually paid below 80% of the annual incentive actually paid for the year before a change-in-control or a material reduction in the value of his base salary or annual equity awards.

•
In the event that the amounts payable to the NEO in connection with a change-in-control and his termination thereafter are subject to the golden parachute excise tax, the NEOs’ change-in-control agreements at July 31, 2013 had grandfathered provisions that required us to make a “gross-up” payment to him such that the after-tax value retained by the NEO, after deduction of the excise tax and excise and income tax on those additional payments, will have equaled the after-tax amount he would have retained if no excise tax had been imposed. In October 2013, this provision was not included in the new change-in-control agreements that we entered into with these NEOs.

Table of Potential Payments Upon Termination or Following a Change-in-Control
This summary table takes into consideration the circumstances of the event and the additional payments that each NEO would be entitled to under the agreements described above as of July 31, 2013 and the 2000 Stock Incentive Plan. In accordance with SEC rules, company-wide benefits and plans (including severance payments described above) that are generally available to all salaried employees and are non-discriminatory are excluded.

Termination Scenario (As of July 31, 2013)	Fred Kornberg	Michael D. Porcelain	Robert G. Rouse	Robert L. McCollum	Richard L. Burt
Potential Severance Payments upon Termination:

Termination of our CEO by Us Without Cause or Voluntary Termination by our CEO Due to Company Breach
Amount payable per employment agreement	$1,000,000	-	-	-	-
Health and life insurance continuation (3)	167,118	-	-	-	-
Single payment payable per employment agreement	22,500	-	-	-	-
Potential Change-in-Control Payments:

Change-in-Control – Assuming no Termination (as defined)
Long-term equity incentive award vesting (1)	$688,689	$281,339	$264,523	$174,631	$120,468

Termination Without Cause or For Good Reason (as defined)
Amount payable per employment agreement	$9,045,803	-	-	-	-
Non-equity incentive plan award payable (2)	1,467,757	-	-	-	-
Health and life insurance continuation (3)	168,360	-	-	-	-
Single payment payable per employment agreement	37,500	-	-	-	-

Termination Without Cause or For Good Reason (as defined)
Change-in-control payments	-	$2,207,186	$1,457,485	$2,042,248	$1,046,142
Non-equity incentive plan award payable (2)	-	217,737	195,963	497,600	123,628
Tax gross-up (4)	-	903,527	-	-	379,801

(1)
These amounts represent the aggregate value of stock-based awards (including the value of in-the-money stock options) as of July 31, 2013 which would become vested as a direct result of a change-in-control. These aggregate values do not reflect the value of stock-based awards based on their remaining term, and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change-in-control. Market value and in-the-money value are based on the closing price of our Common Stock, $27.08, on July 31, 2013.

(2)	The non-equity incentive plan awards represent the amount that would have been payable without the use of the ECC’s negative discretion.

(3)
Health and life insurance continuation amounts are estimates based on the current plan in which executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment. Effective May 1, 2009, Mr. Kornberg voluntarily elected to discontinue participation in the Company’s medical insurance program and enrolled in a non-Company sponsored healthcare plan.

(4)
Amounts are not actuals, but represent estimates. Pursuant to Mr. Kornberg’s employment agreement (both the one in effect on July 31, 2013 and as amended in November 2013), and the change-in-control agreements entered into with our other NEOs on October 3, 2013, none of our NEOs are eligible to receive a tax gross-up.

None of the above payments have actually been made to any of the NEOs. The actual payments and benefits that would be made to each NEO under each circumstance can only be known once a qualifying event occurs.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of July 31, 2013 regarding our compensation plans and the Common Stock we may issue under the plans.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Weighted-average exercise price of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by stockholders	3,047,910	$29.94	2,443,327
Equity compensation plans not approved by stockholders	-	-	-
Total	3,047,910	$29.94	2,443,327

(1)
Stock units, restricted stock units and performance shares are convertible into shares of our Common Stock on a one-for-one basis, subject to certain vesting and other requirements, and do not require the payment of an exercise price. As such, for these awards, the weighted average exercise price reflected in the above table assumes a zero exercise price.

(2)
Includes 158,828 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan. That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter. 2,284,499 shares remained available for issuance under the 2000 Stock Incentive Plan for either stock options, stock appreciation rights (which constitute options, warrants or rights for purposes of this table), restricted stock, stock units, and other full-value awards.

TABLE OF DIRECTOR COMPENSATION FOR FISCAL 2013

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Stock Awards (3)	All Other Compensation	Total
Richard L. Goldberg	$50,000	-	$54,142	-	$104,142
Edwin Kantor	65,000	-	54,142	-	119,142
Ira S. Kaplan	55,000	-	54,142	-	109,142
Robert G. Paul	37,500	-	79,142	-	116,642
Stanton D. Sloane	50,000	-	54,142	-	104,142

(1)	Fred Kornberg, our Chairman of the Board of Directors, President and Chief Executive Officer, is not included in this table because he receives no separate compensation for his services as Director.

(2)	At July 31, 2013, non-employee directors held outstanding stock options as follows: Mr. Goldberg, 63,750; Mr. Kantor, 55,000; Mr. Kaplan, 55,000; Mr. Paul, 55,000; and Mr. Sloane 20,753.

(3)
The amounts in this column represent the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock, restricted stock units and stock units granted in fiscal 2013. Under the terms of our 2000 Stock Incentive Plan, on June 5, 2013, Mr. Kantor elected to receive an annual grant of 2,076 shares of restricted stock, in lieu of non-qualified stock options to purchase 15,000 shares of our Common Stock. Messrs. Goldberg, Kaplan, Paul and Sloane each received an annual grant of 2,076 restricted stock units in lieu of non-qualified stock options to purchase 15,000 shares of our Common Stock, since they had not met the equity ownership guidelines as of December 31, 2012. In addition, Mr. Paul elected to receive 937 stock units in fiscal 2013 in lieu of a portion of his cash retainer. All restricted stock, restricted stock units and stock units granted to directors in fiscal 2013 were outstanding at July 31, 2013. Assumptions used in the calculation of these amounts are discussed in Note 11 to our audited consolidated financial statements for the fiscal year ended July 31, 2013, included in our Annual Report on Form 10-K, filed with the SEC on October 3, 2013.

In fiscal 2013, each non-employee director received an annual retainer of $50,000. In addition, the Chairman of the Audit Committee received an additional annual retainer of $12,500, the Chairman of the Executive Compensation Committee received an additional annual retainer of $5,000, and the Lead Independent Director received an additional annual retainer of $15,000. Directors may elect to receive stock units in lieu of cash retainer amounts.

Restricted stock units and restricted stock granted to non-employee directors have a vesting period of 3 years (25% on the first and second anniversaries of grant, and 50% on the third anniversary of grant) subject to accelerated vesting upon death of the director or a change-in-control. Restricted stock units are convertible into shares of Common Stock on a one-for-one basis, generally at the time of termination, or earlier in certain circumstances.

None of our non-employee directors received stock options in fiscal 2013. Under our 2000 Stock Incentive Plan, the exercise price of all non-employee director stock options is equal to the stock’s fair market value on the date of grant. The options expire five years after the date of grant, and become exercisable as to 25% of the underlying shares on the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death of the director or a change-in-control.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2013, Messrs. Kaplan, Kantor, and Sloane served as members of our Executive Compensation Committee. No member of our Executive Compensation Committee is or was, during fiscal year 2013, an employee or an officer of Comtech or its subsidiaries.

No executive officer of Comtech served as a director or a member of the compensation committee of another company.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Our Executive Compensation Committee has furnished the following report. The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities and Exchange Act of 1933 with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 for filing with the SEC.

Executive Compensation Committee

Ira S. Kaplan, Chairman
Edwin Kantor
Stanton D. Sloane

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Comtech, the audits of Comtech’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Comtech’s independent auditor, and the performance of Comtech’s internal auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG LLP (“KPMG”), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness the Company’s internal control over financial reporting.

In fiscal 2013, in fulfilling its responsibilities the Audit Committee, among other things:

•	reviewed and discussed the audited financial statements contained in the 2013 Annual Report on SEC Form 10-K with Comtech’s management and with KPMG;

•
discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board; and

•
received from KPMG written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with KPMG its independence from Comtech and its management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in Comtech’s Annual Report on SEC Form 10-K for the fiscal year ended July 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee

Robert G. Paul, Chairman
Ira S. Kaplan
Stanton D. Sloane

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Standards of Business Conduct provide that transactions with related parties, as defined in the Standards of Business Conduct, must be communicated to the Corporate Compliance Officer and, as applicable, the Nominating and Governance Committee. The Nominating and Governance Committee evaluates all transactions between the Company and any of its directors, executive officers, family members of directors and executive officers, and companies in which any director, executive officer or family member is known to be employed or is known to be a partner, principal or in a similar position.

In addition, our Corporate Governance Guidelines adopted by the Nominating and Governance Committee provide that, without the prior approval of a majority of disinterested members of the full Board of Directors and, if required by applicable listing standards, the Company will not make significant charitable contributions to organizations in which a director or family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board of Directors committee member) between the Company and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling stockholder, officer, manager, or trustee, or materially financially interested).

When evaluating any related party transaction, the Nominating and Governance Committee considers, among other matters, the terms of the proposed transaction or arrangement, as compared to the terms that could reasonably be expected to be obtained from an unrelated party, and whether the proposed transaction or arrangement is in the best interests of the Company and its stockholders.

Certain Transactions

We lease a 46,000 square foot facility in Melville, New York from a partnership controlled by our Chairman, Chief Executive Officer and President. This facility has been used by our RF microwave amplifiers segment for manufacturing, engineering, sales and other administration functions for many years. In June 2011, in connection with our lease expiring in December 2011, our Nominating and Governance Committee of the Board of Directors performed a comprehensive assessment to determine: (i) whether or not the facility met our current and future business requirements, and (ii) what terms and conditions we should consider in potentially negotiating a new lease. In determining current and future business requirements, the Nominating and Governance Committee considered detailed operational requirements prepared by appropriate management levels within our RF microwave amplifiers segment. In determining the terms and conditions that we should consider, our Nominating and Governance Committee obtained written reports from three independent commercial real estate firms regarding prevailing rents for comparable facilities in the general vicinity. Based on the overall assessment performed by our Nominating and Governance Committee, we entered into a new lease for the facility which reduced our annual rent to $588,000 for fiscal 2013, as compared to the $595,000 we paid in fiscal 2012. The lease provides for our use of the premises as they exist through December 2021 with an option, exercisable by us, for an additional ten-year period. Additionally, we have a right of first refusal in the event of a sale of the facility.

The brother of Mr. McCollum (a Senior Vice President of the Company and President of Comtech EF Data Corp.) is employed by our Company as a test technician and his aggregate compensation for fiscal 2013 of approximately $62,000 was comparable with other Comtech employees in similar positions. The son of Mr. McCollum is employed by our Company as a software engineer and his aggregate compensation for fiscal 2013 of approximately $109,000 was comparable with other Comtech employees in similar positions.

The son of Mr. Burt (a Senior Vice President of the Company and President of Comtech Systems, Inc.) is employed by our Company as a director of regional sales and marketing and his aggregate compensation (including salary and incentive compensation) for fiscal 2013 of approximately $239,000 was comparable with other Comtech employees in similar positions.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Fiscal 2013 Annual Meeting of Stockholders. If other matters do come before the Fiscal 2013 Annual Meeting of Stockholders, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, email, fax, telephone, telegram, and personally by directors, officers and other employees of Comtech who will not receive incremental pay as a result of any potential solicitation. The Company has also engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with soliciting proxies and has agreed to pay Innisfree a fee not to exceed $15,000, plus reimbursement of expenses. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of the engagement.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

The cost of soliciting proxies will be borne by Comtech.

A complete list of stockholders entitled to vote at the Fiscal 2013 Annual Meeting of Stockholders will be available for inspection beginning November 29, 2013 at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of our equity securities. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and executive officers, we are not aware that any such person failed to timely file such reports during fiscal 2013.

PROPOSAL NO. 1 – ELECTION OF TWO DIRECTORS

Our Board of Directors recommends a vote FOR the Election of Fred Kornberg and Edwin Kantor to our Board of Directors

Our Board of Directors is divided into three classes. Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each annual meeting of Comtech’s stockholders. Mr. Kornberg and Mr. Kantor are in the class whose term of office expires at the Fiscal 2013 Annual Meeting of Stockholders, Mr. Kaplan and Dr. Sloane are in the class whose term of office expires at the Fiscal 2014 Annual Meeting of Stockholders, and Mr. Goldberg and Mr. Paul are in the class whose term of office expires at the Fiscal 2015 Annual Meeting of Stockholders.

Mr. Kornberg and Mr. Kantor are to be elected at the Fiscal 2013 Annual Meeting of Stockholders to serve until the Fiscal 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified. To be elected, each must receive a plurality of the votes cast at the Fiscal 2013 Annual Meeting of Stockholders. Only votes cast FOR a nominee will be counted. Abstentions, votes withheld and broker non-votes will have no effect on the outcome of the election.

Mr. Kornberg and Mr. Kantor are both current directors standing for re-election, and were elected at the Fiscal 2010 Annual Meeting of Stockholders held on December 9, 2010.

Nominees for Election at the Fiscal 2013 Annual Meeting of Stockholders

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Fred Kornberg	Chairman, Chief Executive Officer and President of Comtech	77	2016	1971

Edwin Kantor	Chairman of S2K Partners LLC	81	2016	2001

Incumbent Directors Whose Terms of Office Continue After
the Fiscal 2013 Annual Meeting of Stockholders and Current Executive Officers

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Directors (in order of expiration of current term):

Ira S. Kaplan	Private Investor	77	2014	2002

Dr. Stanton D. Sloane	President and Chief Executive Officer of Decision Sciences International Corporation	63	2014	2012

Richard L. Goldberg	Independent Senior Strategic Advisor	77	2015	1983

Robert G. Paul	Private Investor	71	2015	2007

Other Executive Officers (listed alphabetically):

Richard L. Burt	Senior Vice President; President of Comtech Systems, Inc.	72	_	_

Larry M. Konopelko	Senior Vice President; President of Comtech PST Corp.	60	_	_

Robert L. McCollum	Senior Vice President; President of Comtech EF Data Corp.	63	_	_

Michael D. Porcelain	Senior Vice President and Chief Financial Officer of Comtech	44	_	_

Robert G. Rouse	Senior Vice President, Strategy and M&A of Comtech	49	_	_

The Committee(s) that each director is a member of is noted in their respective biographies which follow.

Our Nominees’ Biographies and Director Qualifications

Fred Kornberg (Chairman of the Board, Chief Executive Officer and President)

Biography – Mr. Kornberg has been Chief Executive Officer and President of Comtech since 1976. Prior to that, he was the Executive Vice President of Comtech from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Director Qualifications – Mr. Kornberg brings to his director role deep knowledge of the Company’s history, strategies, technologies and culture. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis. Mr. Kornberg has been the driving force behind the Company’s continuous efforts in technological innovation and operational excellence to achieve market leadership and generate long-term stockholder value.

Mr. Kornberg has been a director of Comtech since 1971 and is currently a member of the Executive Committee of the Board of Directors.

Edwin Kantor (Lead Independent Director)

Biography – Mr. Kantor has been a director of Comtech since 2001 and Lead Independent Director commencing in 2011. He currently serves as Chairman of S2K Partners LLC. Previously he was Vice Chairman of Investment Banking with Cantor Fitzgerald & Co. from 2009 to 2012 and was Chairman of BK Financial Services LLP from 2002 to 2009. He served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001. He was Vice Chairman of Barington Capital Group from 1993 to 1999. Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm's Vice Chairman.

Director Qualifications – Mr. Kantor brings his distinguished career in the financial services industry and a deep understanding of the public capital markets to his director role. His background and acumen enable him to make a valuable contribution to the Board’s oversight of Comtech’s capital structure and finances. As the former Vice Chairman of Investment Banking with Cantor Fitzgerald & Co and current Chairman of S2K Partners LLC, Mr. Kantor brings to us emerging and evolving knowledge related to strategic planning, capital raising, mergers and acquisitions and economic analysis.

Mr. Kantor meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•	Nominating and Governance Committee;

•	Executive Compensation Committee; and

•	Executive Committee.

Continuing Directors’ Biographies and Director Qualifications

Ira S. Kaplan

Biography – Mr. Kaplan has been a director of Comtech since 2002 and is currently a private investor. Mr. Kaplan was President and Chief Operating Officer (“COO”) of EDO Corporation from 1998 to 2000 and, following the merger of EDO Corporation with AIL Technologies Inc., Mr. Kaplan served as the Executive Vice President and COO of the combined companies with responsibility to manage the integration of the companies. Mr. Kaplan held that position until his retirement in 2001. EDO Corporation is a supplier of sophisticated, highly engineered products and systems for defense, aerospace and industrial applications. EDO was subsequently purchased by ITT and the operations that Mr. Kaplan oversaw were spun-off as part of a publicly-traded company that is now called Exelis.

Director Qualifications – With more than 40 years of experience, including holding senior executive positions at a similar company, Mr. Kaplan brings valuable experience arising from his deep understanding of the defense and communications industries and provides perspective on the Company’s business opportunities, supply chain and general management matters.

Mr. Kaplan meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee; and

•	Executive Compensation Committee (Chairman).

Dr. Stanton D. Sloane

Biography - Dr. Sloane has been President and CEO and a member of the board of directors of Decision Sciences International Corporation, a privately-held advanced security and detection systems company, since August 2011. Prior to his current position, he served as President and CEO and a member of the board of directors of SRA International, Inc. (“SRA”), an information solutions company which, at the time, was a $1.8 billion New York Stock Exchange listed company. He served as President and CEO of SRA from April 2007 through July 2011, during which time he helped lead the sale of SRA to a private equity firm. During his four-year leadership tenure, SRA grew significantly. Prior to joining SRA, he was Executive Vice President of Lockheed Martin’s Integrated Systems & Solutions (a division with $5 billion in revenue and 14,000 persons under his direction) from June 2004 until April 2007. He began his business career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses. He also served as an officer in the U.S. Navy from 1976 until 1981. Dr. Sloane previously served on the boards of three non-profit organizations - Shakespeare Theater, Professional Service Corporation and Tech America. He holds a bachelor’s degree in Professional Studies (Aeronautics) from Barry University, a master’s degree in Human Resources Management from Pepperdine University, and a Doctor of Management degree from the Weatherhead Business School at Case Western Reserve University.

Director Qualifications – Dr. Sloane has served in various senior leadership positions at technology, security and defense companies. Dr. Sloane’s strong leadership track record and deep knowledge of the technology and defense sectors is a welcomed addition to Comtech’s seasoned Board, providing valuable insights to the Board of Directors and a valuable resource to our U.S. Government business.

Dr. Sloane meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:

•	Executive Committee (Chairman)

•	Audit Committee; and

•	Executive Compensation Committee.

Richard L. Goldberg

Biography – Mr. Goldberg has been a director of Comtech since 1983. Since November 1, 2004, he has been an Independent Senior Strategic Advisor to a number of enterprises engaged in diverse businesses, counseling his clients with respect to a wide range of corporate and business matters, including new business opportunities, financing for corporate growth, mergers and acquisitions, and governance practices and policies. From 1990 until 2004, he was a Senior Partner of Proskauer Rose LLP, at which time he stepped away to become an Optional Service Partner of that firm. He was a Partner of Botein Hays & Sklar from 1966 to 1990.

Mr. Goldberg currently is a member of the following Committees of the Board of Directors:

•	Executive Committee; and

•	Nominating and Governance Committee (Chairman).

Director Qualifications – Mr. Goldberg's broad-gauged and extensive experience as a senior corporate lawyer and, later, as an independent strategic business advisor, provides us with a wealth of insights concerning the many complex issues faced by the Company. Mr. Goldberg has deep working experience with the analytical approaches and decision-making practices of public and private companies that have brought value to their stockholders, the owners of the businesses, through sustainable growth, responsible fiscal management and best corporate governance practices. He has experienced the workings of, and counseled, many boards of directors, independent board committees, and chief executives charged with the responsibility of making sound and productive strategic decisions on which the future of their enterprises depended. In short, there are very few aspects of corporate life that Mr. Goldberg has not participated in at the highest senior level.

Mr. Goldberg meets the standards of independence under our Corporate Governance Guidelines, the director independence guidelines established by the Board of Directors and applicable NASDAQ listing standards, including the requirement that a director be free of any relationship that would interfere with the director’s individual exercise of independent judgment.

Robert G. Paul

Biography – Mr. Paul has been a director of Comtech since March 2007. He serves on the boards of directors of Rogers Corporation and Kemet Corporation, and previously served on the board of directors of Andrew Corporation from 2003 to 2005. He was the Group President, Base Station Subsystems, for Andrew Corporation from 2003 to 2004. Mr. Paul was the President and Chief Executive Officer of Allen Telecom Inc. from 1989 to 2003. He also served in various other capacities at Allen Telecom, which he joined in 1970, including Chief Financial Officer.

Director Qualifications – Mr. Paul has significant experience leading a multinational public corporation whose performance, like Comtech’s, is largely driven by technological innovation and product research and development. Those leadership experiences and his service as a director of other public companies are significant assets to the Company.

Mr. Paul meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee (Chairman); and

•	Nominating and Governance Committee.

Our Other Current Executive Officers (listed in alphabetical order)

Richard L. Burt

Biography – Mr. Burt has been Senior Vice President of Comtech since 1998 and had been a Vice President since 1992. He has been President of Comtech Systems, Inc. since 1989 and Vice President since its founding in 1984. Mr. Burt first joined Comtech in 1979.

Larry M. Konopelko

Biography – Mr. Konopelko has been Senior Vice President of Comtech since December 2006 and has been President of Comtech PST Corp. since June 2002. He joined Comtech PST as Vice President and General Manager in July 2001. Prior to joining Comtech PST, he was General Manager at MPD Technologies, Inc. from 1995 to 2001. In November 2013, Mr. Konopelko announced his intent to retire effective January 31, 2014.

Robert L. McCollum

Biography – Mr. McCollum has been Senior Vice President of Comtech since 2000 and had been a Vice President since 1996. He founded Comtech Communications Corp. in 1994 and had been its President since its formation. In July 2000, Comtech combined Comtech Communications Corp. with Comtech EF Data Corp.

Michael D. Porcelain

Biography – Mr. Porcelain has been Senior Vice President and Chief Financial Officer of Comtech since March 2006 and was previously Vice President of Finance and Internal Audit of Comtech from 2002 to March 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers. Since 1998, he has owned and operated The Independent Adviser Corporation, a privately held company which holds the rights to use certain intellectual properties and trademarks (including various Internet websites) related to the financial planning and advisory industry. Mr. Porcelain is also an Adjunct Professor at St. John’s University in Queens, New York where he currently teaches graduate level accounting courses.

Robert G. Rouse

Biography – Mr. Rouse has been Senior Vice President, Strategy and M&A of Comtech since February 2011. Prior to rejoining Comtech, Mr. Rouse co-founded two start-up companies in the consumer products area, Versa-Derm, LLC and XO Products, LLC, and is currently a non-managing member of XO Products, LLC. Mr. Rouse was Executive Vice President of Comtech from September 2004 to August 2008, and was previously Senior Vice President of Comtech from 2001 to September 2004. He was Chief Operating Officer of Comtech from March 2006 to August 2008, and had been Chief Financial Officer of Comtech from 2001 to March 2006. Mr. Rouse was previously employed by KPMG LLP in various capacities for 15 years, including as a partner in the firm’s assurance practice from 1998 to 2001.

PROPOSAL NO. 2 - PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Our Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as disclosed in this Proxy Statement

We are providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures. Stockholders are being asked to vote on the following resolution:

Resolved, that the stockholders approve the compensation of Comtech’s executive officers named in the Summary Compensation Table, as disclosed in Comtech’s Proxy Statement dated November 7, 2013, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

At our Fiscal 2011 Annual Meeting of Stockholders, our Board recommended and our stockholders voted to approve, on an advisory basis, an annual frequency for say-on-pay advisory votes, rather than every two years or every three years. We currently intend to submit say-on-pay advisory votes to stockholders at each annual meeting of stockholders.

Please refer to the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Executive Compensation” for a detailed discussion of our executive compensation principles and practices, the fiscal 2013 compensation of our NEOs, and changes implemented in our program for fiscal 2014.

Alignment of Executive Compensation with Performance

Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining a very experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders. As discussed throughout the section entitled “Compensation Discussion and Analysis,” compensation of our executive officers in fiscal 2013 met the objectives of our program which were to foster long-term business success using a pay-for-performance philosophy.

We implemented our fiscal 2013 executive compensation program anticipating difficult business conditions that were expected to result in reduced revenues and profits for the year. We believe that our products are highly competitive and well-positioned for market success, but the markets for our products continued to be adversely affected by restraints on government spending, a slow economic recovery and political turmoil in certain of our international markets. Taking this business environment into account, the ECC nevertheless specified challenging performance goals for our annual incentive plan for fiscal 2013.

Comtech’s fiscal 2013 financial results were generally lower than fiscal 2012, and the resulting annual incentive awards and total compensation levels were aligned with these financial results. Annual incentive awards paid to our CEO and other executive officers with company-wide responsibilities were at the lowest levels in several years, and payouts to all of the NEOs were well below the targeted levels. In addition, the ECC granted long-term equity awards with grant-date values that, for our CEO and other executive officers with company-wide responsibilities, were the lowest in several years. For those executive officers, total compensation was down by over 30% from fiscal 2012, and fiscal 2012 total compensation itself was at reduced levels as compared to fiscal 2011. Our two subsidiary president NEOs also received reduced levels of total compensation for fiscal 2013.

In determining the final amount of fiscal 2013 total compensation to award our NEOs, the ECC evaluated our financial results and the performance of our stock and considered, among other items, the following:

•	GAAP pre-tax profit decreased to $27.5 million in fiscal 2013 from $44.0 million in fiscal 2012, which represents a 37.5% decline;

•	Adjusted EBITDA (non-GAAP) was $52.2 million for fiscal 2013, down from $76.2 million in fiscal 2012, which represents a 31.5% decline;

•	GAAP EPS, on a diluted basis, was $0.97 in fiscal 2013, down from $1.42 in fiscal 2012, which represents a 31.7% decline;

•	Between July 31, 2012 and July 31, 2013 (our fiscal 2013), we generated a one-year total stockholder return of approximately 3.5%;

•
Although fiscal 2013 was a difficult year, the year ended on a positive note. Fourth quarter bookings were the strongest of the year, contributing to solid fiscal 2013 ending backlog of $189.7 million as compared to $153.9 million at the end of fiscal 2012;

•
Our NEOs reduced costs in our telecommunications transmission segment which previously manufactured products for our mobile data communications segment’s BFT-1 program. We believe our telecommunications transmission segment is well-positioned for growth if business conditions improve;

•	Our NEOs have recommended and oversaw multi-year research and development projects in areas that have excellent opportunities in growth markets;

•	Our NEOs continually evaluated acquisition opportunities, but pursued them in a disciplined manner; and

•
Our NEOs positioned our Company to allow our Board of Directors to authorize a significant return of capital to our stockholders through Common Stock repurchase and annual dividend programs. Since fiscal 2011 and through July 31, 2013, we repurchased 12.4 million shares for $365.9 million. Our annual dividend program was first announced in September 2010 and was subsequently increased by 10% since its initiation. Currently, our Board of Directors has authorized an annual targeted dividend of $1.10 per share (payable quarterly).

The ECC believes that our NEOs continue to steer the Company through unique challenges and that they are critical to the future success of our business. For the three year period ended July 31, 2013, we generated a three-year cumulative total stockholder return of approximately 40.7%. As of July 31, 2013, our closing stock price was $27.08 and, as of November 6, 2013 our closing stock price was $30.87. The ECC believes that our NEOs have successfully positioned Comtech for long-term growth and profitability and to improve long-term returns to stockholders, and that our compensation program aligns our NEOs with our stockholders.

Based on the ECC’s evaluation, fiscal 2013 non-equity incentive awards paid to our CEO and other executive officers with company-wide responsibilities were at the lowest levels in several years, and fiscal 2013 payouts to all of our NEOs were well below targeted levels. In summary, our CEO’s total compensation was down 31.6% in fiscal 2013 as compared to fiscal 2012, and our other NEOs’ cumulative total compensation was down 22.6% in fiscal 2013 as compared to fiscal 2012.

In determining the annual incentive payouts, the ECC initially determined the potential annual incentive amount based on each NEO’s pre-set percentage of pre-tax profits. The ECC had anticipated lower pre-tax profits when it established the annual incentives early in fiscal 2013, but did not increase the percentage of pre-tax profit formula for any NEO, which is the key formula for determining annual incentive payouts. The ECC also established performance metrics early in the fiscal year, including targets for pre-tax profit, free cash flow, GAAP diluted EPS (for three NEOs) and new bookings (for two NEOs), together with individual performance goals for the NEOs other than the CEO. The ECC factored the results of these performance goals into the annual incentive determination, which reduced each NEO’s annual incentive payout percentage of pre-tax profits. Then, considering Company results more broadly including returns to stockholders and other factors listed above, the ECC exercised its negative discretion to reduce the annual incentive payouts to each of the CEO, CFO and Senior Vice President, Strategy and M&A by 10%. The annual incentive of one of the subsidiary presidents was also reduced at his request, in order to reallocate a portion of his annual incentive to members of his management team.

In fiscal 2013, the ECC also determined that the fair value of equity awards granted to our NEOs with company-wide responsibilities would be reduced from 2012 annual grant levels. In taking this action, the ECC took into account the fact that the Company’s stock price has declined since 2010, resulting in lower per share valuations of equity awards, and also considered overall Company performance, returns to stockholders and competitive levels of total NEO compensation.

Our NEOs have not realized any economic value from stock options granted during the past four fiscal years, which aligns with the performance of our stock over the same period. Since August 2006, and as of the end of fiscal 2013, the values of equity awards realized by our NEOs were very low compared to the grant date fair values that had previously been reported as compensation to the NEOs in accordance SEC rules.

Response to Last Year’s Say-on-Pay Vote and Changes to our Compensation Program Effective Fiscal 2014

Although the ECC makes compensation decisions each year, and our stockholders now provide “say-on-pay” advisory votes annually, the ECC believes that its overall compensation program should be viewed in the context of a longer time period. At the Fiscal 2012 Annual Meeting, 75.8% of the shares voted were in favor of our executive compensation program. Although a majority of the shares voted for our plan, the ECC considered stockholder perceptions about our executive compensation program which included:

•	peer companies listed in a compensation study described in our CD&A (which was performed in fiscal 2011) included companies that are much larger than Comtech;

•	the annual non-equity incentive and the maximum payout level for our CEO was historically too high;

•	total compensation levels appeared to be high; and

•	the program has complex mechanics and an unfamiliar structure compared to other companies.

In part based on stockholder feedback and the ECC’s desire to gain broader stockholder approval, in January 2013, the ECC undertook a ten-month review of our executive compensation program. The ECC sought the assistance of Steven Hall & Partners (“Steven Hall”), its independent compensation consultant, and based on its assessment made the following modifications and enhancements:

•
The setting of annual targets for total direct compensation (defined, in essence, as the same elements in the “Summary Compensation Table” excluding items contained in “All other Compensation”) for each NEO. In setting fiscal 2014 targeted total direct compensation, each NEO’s base salary was not increased from fiscal 2013, and the remainder of targeted compensation was apportioned approximately 50% each to annual non-equity incentive compensation and long-term equity incentive compensation (which was then apportioned approximately 50% each to stock options and long-term performance shares.)

•
Our CEOs targeted total annual non-equity incentive compensation for fiscal 2014 was reduced to $900,000 as compared to a calculated amount of $1,350,000 in fiscal 2013 (calculated assuming fiscal 2013 targeted metrics were 100% achieved.) Also, effective fiscal 2014, our CEO can now only receive a maximum award of 150% of the target level (which would approximate $1,350,000 in fiscal 2014 as compared to $3,675,000 in fiscal 2013). Maximum award amounts in fiscal 2014 for our other NEOs were also significantly reduced.

•
Non-equity incentive award payout levels for fiscal 2014 (e.g., target, threshold and maximum levels) for all of our NEOs are now specified as dollar amounts rather than based on a percentage of applicable pre-tax profit. Similar financial performance metrics (such as GAAP diluted EPS) were utilized but now require a minimum of 70% achievement before any payout may be made. Although the ECC retains full negative discretion, lower maximum award targets will likely result in less exercise of negative discretion by the ECC in determining payouts.

•
Unlike the restricted stock units awarded in fiscal 2013, the long-term performance shares granted in fiscal 2014 require cumulative achievement of challenging three-year adjusted EBITDA and revenue growth goals that were weighted 50% each. These metrics are different than the performance metrics traditionally used in our annual non-equity incentive plans and the ECC believes they will further align our executives with long-term stockholder growth. In order to receive any shares, an NEO must achieve 70% or more of at least one goal. Ultimately, an NEO can receive up to 200% of the initial grant if both goals are achieved at 200% of target.

•	All remaining tax gross-up provisions were eliminated from our NEOs change-in-control agreements.

The changes implemented for fiscal 2014 further extend the ECC’s efforts during the last two fiscal years to improve compensation practices, which include:

•
Responding to specific feedback received from stockholders, we adopted a GAAP diluted EPS performance metric for annual non-equity incentive compensation for NEOs with company-wide responsibilities, adopted minimum thresholds for financial performance goals for our CEO and granted part of the long-term equity incentive awards as restricted stock units rather than solely as stock options.

•	We adopted robust minimum equity ownership guidelines and related holding requirements that our ECC believed would further align our NEOs and non-employee directors with our stockholders.

•
We eliminated the “modified single-trigger” provision for severance and benefits following a change-in-control in our CEO’s employment agreement, and eliminated the tax “gross-up” to reimburse our CEO for excess golden parachute excise taxes and related income taxes on post change-in-control severance.

•
We amended our 2000 Stock Incentive Plan to conform it to best practices in a number of areas, including eliminating certain share “recapture” provisions, adopting a minimum vesting requirement conforming to the policy of one of our institutional stockholders, eliminating the authorization of reload options, providing that, for future awards, a “Change-in-Control” would be triggered by consummation of a sale of all or substantially all of our assets rather than by stockholder approval of such a transaction, specifying that all options must have an exercise price of at least 100% of the grant-date fair market value of the underlying shares, specifying that dividend equivalents on performance-based full value awards must be forfeitable to the same extent as the underlying award, and specifying that dividend equivalents on service-based full-value awards must be forfeitable to the same extent as the underlying award.

The ECC has sought to respond to the concerns of stockholders reflected in the say-on-pay advisory votes or based on feedback that it receives. Equally important, the ECC believes the revised compensation program, like the prior program, can be a key driver of future success for Comtech and help us to retain our NEOs and other senior executives who are critical to the future success of our business.

With regard to fiscal 2013, the ECC viewed total compensation (including the reduced levels of annual incentive payouts and long-term compensation) as appropriate based on the level of performance achieved in fiscal 2013, taking into account the positives as well as the negatives. The Board and ECC believe that management’s efforts in fiscal 2013 moved Comtech forward, even while operating in a period of significant U.S. and foreign government budget constraints and continued economic weakness. Management reduced costs and increased our focus on our remaining businesses. All three business segments remain profitable and are generating cash, and Comtech is well positioned for growth as conditions improve.

The ECC also believes that we maintain a lean and efficient senior corporate executive team, so that the overall cost of management is reasonably low. While many companies have separate senior corporate executive officers primarily performing the legal, human resources, investor relations, administration or information technology functions, we do not.

The actions of the ECC and management described above are only summaries. As noted above, these topics are discussed in detail in the Compensation Discussion and Analysis section of this proxy statement. The compensation study and related analysis prepared by Steven Hall are discussed in detail under the above heading entitled “Fiscal 2013 Independent Reviews of Executive Compensation.” We urge you to read these sections of the proxy statement and the related compensation tables closely in determining how to vote on this matter.

Effect of Say-On-Pay Vote

Although this proposal is advisory and therefore not binding upon Comtech or the Board, the ECC, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. In each case, the ECC will seek to understand the concerns that influenced the vote and address them in making future decisions affecting our executive compensation program.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
KPMG as our independent registered public accounting firm

Our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2014 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board of Directors. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of KPMG are expected to be present at the Fiscal 2013 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended July 31, 2012 and fees billed to or payable by us for the fiscal year ended July 31, 2013 by KPMG for professional services rendered:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees

Audit fees (1)	$743,000	$921,000
Audit-related fees (2)	90,000	82,000
Tax fees (3)	115,000	115,000
All other fees	—	6,000
Total Fees	$948,000	$1,124,000

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include fees related to the audit of our report on internal control over financial reporting.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit of our annual financial statements that are not reported under Audit Fees, including statutory audits of certain foreign subsidiaries, and the audit of our 401(k) plan.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of KPMG for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independent registered public accounting firm’s independence.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board of Directors, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

FISCAL 2014 STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s proxy rules, eligible stockholders wishing to have a proposal for action by the stockholders at the Fiscal 2014 Annual Meeting of Stockholders included in our proxy statement must submit such proposal at the principal offices of Comtech, and such proposal must be received by us not later than July 10, 2014.

Under our By-Laws, a stockholder nomination for election to our Board of Directors may not be made at the Fiscal 2014 Annual Meeting of Stockholders unless notice (including all information required under Article II, Section 8 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than August 12, 2014 or later than September 11, 2014; provided, however, that if the Fiscal 2014 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2013 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2014 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2014 Annual Meeting of Stockholders.

In addition, a stockholder proposal (other than a nomination for election to our Board of Directors, or a stockholder proposal that may be made pursuant to the SEC’s proxy rules) may not be made at the Fiscal 2014 Annual Meeting of Stockholders unless notice thereof (including all information required under Article II, Section 9 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than September 11, 2014 or later than October 11, 2014; provided, however, that if the Fiscal 2014 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2013 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2014 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2014 Annual Meeting of Stockholders. It is suggested that any such stockholder proposals or nominations be submitted to the Company by certified mail, return receipt requested.

Under the SEC’s proxy rules, proxies solicited by our Board of Directors for the Fiscal 2014 Annual Meeting of Stockholders may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before September 23, 2014, unless the Fiscal 2014 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2013 Annual Meeting of Stockholders.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to the address of those stockholders. This procedure reduces our printing costs and postage fees. Once a stockholder has received a householding notice from its broker, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker. Each stockholder who participates in householding will continue to receive a separate proxy card.

By Order of the Board of Directors,
Patrick O’Gara
Secretary

Date: November 7, 2013

The Fiscal 2013 Annual Meeting of Stockholders of
Comtech Telecommunications Corp.
Will be held at 10 a.m., Eastern Time, on December 10, 2013 at
68 South Service Road (Lower Level Auditorium), Melville, New York 11747

FROM KENNEDY AIRPORT
TAKE JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER). TAKE SOUTHERN STATE PARKWAY EAST TO EXIT 28A NORTH (RT 135). TAKE RT. 135 NORTH TO LONG ISLAND EXPRESSWAY EAST (495). TAKE LIE TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM LAGUARDIA AIRPORT
TAKE GRAND CENTRAL PARKWAY TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM MANHATTAN
TAKE THE MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM EASTERN LONG ISLAND
TAKE THE LONG ISLAND EXPRESSWAY (495) WEST TO EXIT 48 (ROUND SWAMP ROAD). TURN LEFT ONTO ROUND SWAMP ROAD. MAKE IMMEDIATE TURN LEFT ONTO THE SOUTH SERVICE ROAD GOING EAST. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, NY 11747
TEL: (631) 962-7000 • FAX: (631) 962-7001
www.comtechtel.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COMTECH TELECOMMUNICATIONS CORP. 68 SOUTH SERVICE ROAD, SUITE 230 MELVILLE, NY 11747
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees 01 Fred Kornberg 02 Edwin Kantor

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of our Named Executive Officers.					☐	☐	☐

3. Ratification of selection of KPMG LLP as our independent registered public accounting firm.					☐	☐	☐

NOTE: This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature [Joint Owners]	Date

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.
DECEMBER 10, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred Kornberg and Michael D. Porcelain, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the Company) to be held at Comtech Telecommunications Corp., 68 South Service Road, Lower Level Auditorium, Melville, New York 11747 on December 10, 2013, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side